EXHIBIT 99.2

Quarterly Supplemental Information
December 31, 2014

Corporate Headquarters	Institutional Analyst Contact	Investor Relations
11695 Johns Creek Parkway, Suite 350	Telephone: 770.418.8592	Telephone: 866.354.3485
Johns Creek, GA 30097	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
Telephone: 770.418.8800		www.piedmontreit.com

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 49 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, etc. contained in this quarterly supplemental information package might not occur.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention. Prior to the second quarter of 2014, when the Company sold properties or was under a binding contract to sell properties, it restated historical income statements with the financial results of the sold or under contract assets presented in discontinued operations.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is an owner, manager, developer and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, over $5 billion portfolio is comprised of more than 21 million square feet. The Company is a fully-integrated, self-managed real estate investment trust ("REIT") with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s and Moody’s. Piedmont is headquartered in Atlanta, GA.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	As of	As of
	December 31, 2014	December 31, 2013
Number of consolidated office properties (1)	74	78
Rentable square footage (in thousands) (1)	21,471	21,490
Percent leased (2)	87.7%	87.2%
Capitalization (in thousands):
Total debt - principal amount outstanding	$2,279,787	$2,003,525
Equity market capitalization (3)	$2,907,466	$2,601,254
Total market capitalization (3)	$5,187,253	$4,604,779
Total debt / Total market capitalization (3)	43.9%	43.5%
Total debt / Total gross assets	38.2%	35.0%
Common stock data
High closing price during quarter	$20.00	$18.90
Low closing price during quarter	$17.61	$15.96
Closing price of common stock at period end	$18.84	$16.52
Weighted average fully diluted shares outstanding during quarter (in thousands)	154,520	160,450
Shares of common stock issued and outstanding (in thousands)	154,324	157,461
Annual dividend per share (4)	$0.81	$0.80
Rating / outlook
Standard & Poor's	BBB / Stable	BBB / Stable
Moody's	Baa2 / Stable	Baa2 / Stable
Employees	130	121

(1)
As of December 31, 2014, our consolidated office portfolio consisted of 74 properties (exclusive of our equity interest in one property owned through an unconsolidated joint venture and one property that was taken out of service for redevelopment on January 1, 2014, 3100 Clarendon Boulevard). During the first quarter of 2014, we sold 11107 and 11109 Sunset Hills Boulevard, two office properties comprised of 142,000 square feet, located in Reston, VA. During the second quarter of 2014, we sold 1441 West Long Lake Road, a 108,000 square foot office building located in Troy, MI, 4685 Investment Drive, a 77,000 square foot office building located in Troy, MI, and 2020 West 89th Street, a 68,000 square foot office building located in Leawood, KS, and acquired 5 Wall Street, a 182,000 square foot office building located in Burlington, MA. During the third quarter of 2014, we acquired 1155 Perimeter Center West, a 377,000 square foot office building located in Atlanta, GA. During the fourth quarter of 2014, there were no acquisitions or dispositions of office properties. For additional detail on asset transactions, please refer to page 37.

(2)
Calculated as leased square footage plus square footage associated with executed new leases for currently vacant spaces divided by total rentable square footage, all as of the relevant date, expressed as a percentage. This measure is presented for our consolidated office properties and excludes unconsolidated joint venture properties and one out of service property. Please refer to page 26 for additional analyses regarding Piedmont's leased percentage.

(3)	Reflects common stock closing price as of the end of the reporting period.
(4)	Total of the per share dividends paid over the prior four quarters.

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
11695 Johns Creek Parkway, Suite 350
Johns Creek, Georgia 30097
770.418.8800
www.piedmontreit.com

Executive Management

Donald A. Miller, CFA	Robert E. Bowers	Laura P. Moon	Raymond L. Owens
Chief Executive Officer, President	Chief Financial Officer, Executive	Chief Accounting Officer and	Executive Vice President,
and Director	Vice President and Treasurer	Senior Vice President	Capital Markets

Joseph H. Pangburn	Thomas R. Prescott	Carroll A. Reddic, IV	Robert K. Wiberg
Executive Vice President,	Executive Vice President,	Executive Vice President,	Executive Vice President,
Southwest Region	Midwest Region	Real Estate Operations and Assistant	Mid-Atlantic Region and
		Secretary	Head of Development

Board of Directors

Michael R. Buchanan	Wesley E. Cantrell	William H. Keogler, Jr.	Barbara B. Lang
Director	Director and Chairman of	Director	Director
Governance Committee

Frank C. McDowell	Donald A. Miller, CFA	Raymond G. Milnes, Jr.	Donald S. Moss
Director, Vice Chairman of the	Chief Executive Officer, President	Director and Chairman of	Director
Board of Directors and Chairman	and Director	Audit Committee
of Compensation Committee

Jeffery L. Swope
Director and Chairman of
Capital Committee

Transfer Agent	Corporate Counsel

Computershare	King & Spalding
P.O. Box 30170	1180 Peachtree Street, NE
College Station, TX 77842-3170	Atlanta, GA 30309
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Financial Highlights
As of December 31, 2014

Financial Results (1)

Funds from operations (FFO) for the quarter ended December 31, 2014 was $62.1 million, or $0.40 per share (diluted), compared to $64.0 million, or $0.40 per share (diluted), for the same quarter in 2013. FFO for the twelve months ended December 31, 2014 was $236.5 million, or $1.53 per share (diluted), compared to $250.5 million, or $1.52 per share (diluted), for the same period in 2013. The decrease in dollar amount of FFO for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 was principally due to reduced insurance recoveries in 2014 related to casualty events and litigation settlements. The decrease in dollar amount of FFO for the twelve months ended December 31, 2014 as compared to the same period in 2013 was also impacted by reduced operating income attributable to tenant transition-related downtime at Aon Center in Chicago, IL, and 6021 Connection Drive in Irving, TX, and lease expirations at 3100 Clarendon Boulevard and 4250 North Fairfax Drive in Arlington, VA, offset somewhat by operating income contributions from newly acquired properties, leases that have recently commenced, and leases under which operating expense recovery abatements have burned off.

Core funds from operations (Core FFO) for the quarter ended December 31, 2014 was $59.6 million, or $0.39 per share (diluted), compared to $59.9 million, or $0.37 per share (diluted), for the same quarter in 2013. Core FFO for the twelve months ended December 31, 2014 was $230.1 million, or $1.49 per share (diluted), compared to $240.5 million, or $1.46 per share (diluted), for the same period in 2013. Core FFO is defined as FFO with incremental adjustments for certain non-recurring items such as net insurance recoveries or losses from casualty events and litigation settlements, acquisition-related costs and other significant non-recurring items. The change in Core FFO for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 is primarily attributable to the items described above for changes in FFO, with the exception of the insurance recoveries related to casualty events and litigation settlements, which were removed from Core FFO since they are considered to be non-recurring.

Adjusted funds from operations (AFFO) for the quarter ended December 31, 2014 was $41.2 million, or $0.27 per share (diluted), compared to $12.8 million, or $0.08 per share (diluted), for the same quarter in 2013. AFFO for the twelve months ended December 31, 2014 was $118.2 million, or $0.76 per share (diluted), compared to $117.0 million, or $0.71 per share (diluted), for the same period in 2013. The increase in AFFO for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 was primarily related to the items described above for changes in FFO and Core FFO, in addition to decreased non-incremental capital expenditures in 2014. Partially offsetting the decrease in non-incremental capital expenditures was the deduction of a greater amount of straight line rent adjustments in 2014 when compared to 2013. Piedmont experienced a period of high lease expirations from 2011 to 2013. Given the leasing environment over the last several years, many of the recent lease transactions include rental abatements, which typically occur at the beginning of a new lease's term. Many of the replacement or renewal leases with rental abatements are in the early stages of the new leases' terms, resulting in increased straight line rent adjustments for the Company. The elevated non-incremental capital expenditures in 2013 when compared to 2014 was also related to the high volume of renewal lease transactions completed by the Company during the period from 2011 to 2013; the decrease in non-incremental capital expenditures in 2014 is reflective of the end of this high lease expiration and re-leasing period.

The changes in per share amounts of FFO, Core FFO and AFFO for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 were also impacted by the reduced weighted average shares outstanding in 2014 as a result of the Company's stock repurchase program. Since the beginning of 2013, Piedmont has repurchased 13.4 million shares at an average price of $16.96 per share.

Operations & Leasing

On a square footage leased basis, our total office portfolio was 87.7% leased as of December 31, 2014, as compared to 87.5% in the prior quarter and 87.2% a year earlier. Please refer to page 26 for additional leased percentage information.

The weighted average remaining lease term of our portfolio was 7.1 years(2) as of December 31, 2014 as compared to 7.1 years at December 31, 2013.

As previously disclosed, Piedmont commenced the redevelopment of its 3100 Clarendon Boulevard property, a 252,000 square foot office and retail property located in Arlington, VA, during the first quarter of 2014. The building's existing retail tenants will remain in occupancy during the redevelopment. Therefore, from an accounting standpoint, the office component of the building will be out of service and the retail portion of the building, comprised of approximately 28,000 square feet, will remain in service during the redevelopment. However, for the purposes of statistical reporting throughout this supplemental report, the entire building has been removed from Piedmont's operating portfolio. For additional information regarding the redevelopment

(1)
FFO, Core FFO and AFFO are supplemental non-GAAP financial measures. See page 40 for definitions of non-GAAP financial measures. See pages 14 and 42 for reconciliations of FFO, Core FFO and AFFO to Net Income.

(2)
Remaining lease term (after taking into account leases for vacant spaces which had been executed but not commenced as of December 31, 2014) is weighted based on Annualized Lease Revenue, as defined on page 40.

of 3100 Clarendon Boulevard, please refer to the Financing and Capital Activity section within the Financial Highlights of this report.

During the three months ended December 31, 2014, the Company completed 321,000 square feet of total leasing. Of the total leasing activity during the quarter, we signed renewal leases for 157,000 square feet and new tenant leases for 164,000 square feet. During the twelve months ended December 31, 2014, we completed 2,180,000 square feet of total leasing activity, inclusive of activity associated with our unconsolidated joint venture assets. The consolidated office portion of this total was 2,115,000 square feet, consisting of 959,000 square feet of renewal leases and 1,155,000 square feet of new tenant leases. The average committed capital cost for all leases signed during the twelve months ended December 31, 2014 at our consolidated office properties was $5.01 per square foot per year of lease term. Average committed capital cost per square foot per year of lease term for renewal leases signed during the twelve months ended December 31, 2014 was $4.27 and the same measure for new leases was $5.44 (see page 33).

During the three months ended December 31, 2014, we executed three leases greater than 20,000 square feet at our consolidated office properties. Information on those leases is set forth below.

Tenant	Property	Property Location	Square Feet Leased	Expiration Year	Lease Type
Advanced Micro Devices	90 Central Street	Boxborough, MA	107,244	2020	Renewal / Contraction
Lockton Companies	500 West Monroe Street	Chicago, IL	52,201	2026	New
General Electric Capital Corporation	500 West Monroe Street	Chicago, IL	26,966	2027	Expansion

As of December 31, 2014, there were two tenants whose leases were scheduled to expire at or during the eighteen month period following the end of the fourth quarter of 2014 which individually contributed greater than 1% in net Annualized Lease Revenue ("ALR") expiring over the next eighteen months. Information regarding the leasing status of the spaces associated with these tenants' leases is presented below.

Tenant	Property	Property Location	Net Square Footage Expiring	Net Percentage of Current Quarter Annualized Lease Revenue Expiring (%)	Expiration (1)	Current Leasing Status
KeyBank	2 Gatehall Drive	Parsippany, NJ	200,000	1.1%	Q1 2016	The tenant is not expected to renew its lease. The space is currently being marketed for lease.
Harcourt	Braker Pointe III	Austin, TX	195,230	1.1%	Q2 2016	Discussions with the current tenant for a renewal and contraction have commenced. The Company is actively marketing the remainder of the space for lease.

Piedmont focuses its marketing efforts on large corporate office space users. The average size of lease in the Company's portfolio is approximately 30,000 square feet. Due to the large size and length of term of new leases, Piedmont typically signs leases several months in advance of their anticipated lease commencement dates. Presented below is a schedule of uncommenced leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Property Location	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
Mitsubishi Hitachi Power Systems	400 TownPark	Lake Mary, FL	75,321	Vacant	Q1 2015	New
Catamaran	Windy Point II	Schaumburg, IL	50,686	Vacant	Q1 2015	New
Schlumberger Technology Corporation	1430 Enclave Parkway	Houston, TX	53,258	Not Vacant	Q2 2015	New
Lockton Companies	500 West Monroe Street	Chicago, IL	52,201	Vacant	Q3 2015	New

Occupancy versus NOI Analysis

Piedmont had been in a period of high lease rollover from 2010 to 2013. This lease rollover and the overall economic slowdown during this period have resulted in a decrease in leased percentage, some rental rate rolldowns, and an even larger decrease in economic leased percentage due to rental abatement concessions provided under many of the new leases and lease renewals. In turn, these abatements and lower rental rates have resulted in a lower cash basis Same Store NOI than might otherwise be anticipated given the overall leased percentage and the historical relationship between leased percentage and Same Store NOI. As of December 31, 2014, our overall leased percentage was 87.7% and our economic leased percentage was 81.3%. The difference between overall leased percentage and economic leased percentage is attributable to two factors:

1.
leases which have been contractually entered into for currently vacant space but have not yet commenced (amounting to approximately 444,000 square feet of leases as of December 31, 2014, or 2.1% of the office portfolio); and

2.
leases which have commenced but the tenants have not commenced paying full rent due to rental abatements (amounting to 1.3 million square feet of leases as of December 31, 2014, or a 4.3% impact to leased percentage on an economic basis). Please see the chart below for a listing of major contributors to this factor.

As the executed but not commenced leases begin and the rental abatement periods expire, there will be greater Same Store NOI growth than might otherwise be expected based on changes in overall leased percentage alone during that time period.

Due to the current economic environment, many recently negotiated leases provide for rental abatement concessions to tenants. Rental abatements typically occur at the beginning of a new lease's term. Since 2010, Piedmont has signed approximately 14.5 million square feet of leases within its consolidated office portfolio. Due to the large number of new leases in the Company's portfolio, abatements provided under those new leases have impacted the Company's current cash net operating income and AFFO. Presented below is a schedule of leases with abatements of greater than 50,000 square feet that are either currently under abatement or will be so within the next twelve months.

Tenant	Property	Property Location	Square Feet	Remaining Abatement Schedule	Lease Expiration
GE Capital	500 West Monroe Street	Chicago, IL	106,128	December 2013 through December 2014 (52,845 square feet); December 2014 through June 2015 (26,317 square feet); March 2015 through March 2016 (26,966 square feet)	Q4 2027
TMW Systems	Eastpoint I	Mayfield Heights, OH	59,804	January through December 2014	Q4 2024
Piper Jaffray	US Bancorp Center	Minneapolis, MN	123,882	June 2014 through May 2015	Q4 2025
Epsilon Data Management	6021 Connection Drive	Irving, TX	221,898	June through December 2014	Q2 2026
Guidance Software	1055 East Colorado Boulevard	Pasadena, CA	86,790	August through December 2014; August through October 2020	Q2 2024
Aon	Aon Center	Chicago, IL	413,778	January through May 2015 and 2016 (382,076 square feet); January 2014 through March 2015 (31,702 square feet)	Q4 2028
Miller Canfield	150 West Jefferson	Detroit, MI	109,261	January through March 2015 (entire space); month of January 2016 (69,974 square feet)	Q2 2026
Thoughtworks	Aon Center	Chicago, IL	52,529	January through March 2015, 2016 and 2017	Q4 2023
Mitsubishi Hitachi Power Systems	400 TownPark	Lake Mary, FL	75,321	February and March 2015, 2016, 2017 and 2018	Q1 2026
Advanced Micro Devices	90 Central Street	Boxborough, MA	107,244	March through November 2015	Q4 2020
Catamaran	Windy Point II	Schaumburg, IL	50,686	March 2015 through April 2016	Q1 2025
Integrys	Aon Center	Chicago, IL	167,026	May through September 2015 and 2016	Q2 2029
Lockton Companies	500 West Monroe Street	Chicago, IL	52,201	August 2015 through July 2016	Q3 2026
Americredit	Chandler Forum	Chandler, AZ	62,521	September 2015, 2016 and 2017	Q4 2021
Nestle	800 North Brand Boulevard	Glendale, CA	400,892	December 2015 through March 2016	Q1 2021
DDB Needham	Aon Center	Chicago, IL	187,000	January 2016 through June 2018	Q2 2018

Financing and Capital Activity

As of December 31, 2014, our ratio of debt to total gross assets was 38.2%. This debt ratio is based on total principal amount outstanding for our various loans at December 31, 2014.
On October 29, 2014, the Board of Directors of Piedmont declared a dividend for the fourth quarter of 2014 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on November 28, 2014, representing a 5% increase in the quarterly dividend. The dividend was paid on December 19, 2014. The Company's dividend payout percentage for the twelve months ended December 31, 2014 was 54% of Core FFO and 106% of AFFO.

Dispositions (1)
On November 3, 2014, Piedmont entered into a binding contract to sell 3900 Dallas Parkway, a 120,000 square foot office building located in Plano, TX, for $26.2 million, or $218 per square foot. The sale of the building will permit the Company to divest a non-strategic property and redeploy the proceeds into a different property congruent with the Company's strategic plan. Subsequent to quarter end, Piedmont completed the sale of the property and redeployed the sale proceeds of the 100% leased suburban asset into an urban infill asset with earnings growth and value accretion potential, Park Place on Turtle Creek, in the Uptown/Turtle Creek submarket of Dallas; please see additional details on the acquisition below. For additional information on the disposition, please refer to page 37.

Acquisitions
On November 21, 2014, Piedmont completed the purchase of 25.2 acres of land adjacent to its 400 TownPark property in Lake Mary, FL. Situated at the intersection of Interstate 4 and Highway 417, the land is located within a mixed-use development consisting of office, retail, residential and a hotel. The Company believes that the site will become even more desirable over the next several years upon the completion of Orlando's ring road, which has been fully approved and runs adjacent to the property. The site will accommodate over 650,000 square feet of office space, 160,000 square feet of which is currently entitled. The acquisition adds to the Company's developable land holdings and allows the Company to control a site that is directly complementary to 400 TownPark. For additional information on the Company's land holdings, refer to page 39.

On December 17, 2014, Piedmont entered into a binding contract to purchase Park Place on Turtle Creek, a fourteen-story, 177,000 square foot office building located in the Uptown/Turtle Creek submarket of Dallas, TX. The purchase price is $46.6 million, or $263 per square foot, well below the estimated replacement cost for the building. The building was constructed in 1986 and is 88% leased, offering immediate earnings growth and value accretion potential through leasing up existing vacancies and resetting below-market leases to market rental rates. Well-located along Dallas's prestigious Turtle Creek Boulevard, the building affords tenants an excellent amenity base, including numerous proximate restaurants and hotels, and immediate access to Highland Park, Dallas's wealthiest community and the housing location of choice for Dallas area executives. The property is located adjacent to The Mansion on Turtle Creek, one of Dallas's top-rated hotels, and is only steps away from the Katy Trail, a popular walking and biking trail. The acquisition, coupled with the disposition of 3900 Dallas Parkway mentioned above, is consistent with two of the Company’s strategic objectives to: 1) recycle out of non-strategic properties and 2) increase ownership in high-quality assets within its core operating markets. Subsequent to quarter end, Piedmont completed the acquisition of the property with the proceeds received from the sale of 3900 Dallas Parkway.

Finance
On December 15, 2014, Piedmont closed on a $50 million unsecured term loan. The proceeds of the loan were primarily used to complete the acquisition of Park Place on Turtle Creek in Dallas, TX (see above for additional details). Specifically, the proceeds were used to fund the timing gap between the acquisition of Park Place on Turtle Creek and the subsequent disposition of 3900 Dallas Parkway. The loan has a maturity date of April 1, 2015; there is one three-month extension option available which would extend the maturity date to July 1, 2015. The loan has a variable interest rate; Piedmont may select from multiple interest rate options under this facility, including the prime rate and various length LIBOR locks. The selected rate is subject to an additional spread based on Piedmont’s then current credit rating. As of December 31, 2014, the interest rate for LIBOR based loans was LIBOR + 115 basis points. Piedmont intends to repay this loan with proceeds from a proposed debt issuance anticipated to be completed during the first half of 2015.

In 2015, one of the Company’s secured debt instruments will mature. During the first half of 2015, the Company intends to issue fixed-rate debt to repay the maturing secured debt, as well as the $50 million unsecured term loan described above. In anticipation of procuring the new fixed-rate debt and considering the historically low interest rate environment, Piedmont entered into a forward starting swap hedging program to partially protect the Company against rising interest rates and to lock a portion of the interest rate of the future financing. Specifically, under this hedging program and through the hedge instruments, the Company will be effectively locking the treasury component of the all-in interest rate for its future planned financing. During the fourth quarter of 2014, the Company entered into four, seven-year forward starting swaps with a notional amount of $250 million for a potential debt issuance. At current swap spread levels, the Company effectively locked the treasury component for a possible 2015 debt issuance at approximately 2.04%.

During the fourth quarter, Piedmont entered into three forward-starting interest rate swaps in order to fix the future interest rate for the $300 million unsecured term loan that was put in place in 2011, the maturity date of which was recently extended to 2020. The swaps fix the effective interest rate for the loan for the period of time from the original maturity date of November 22, 2016 to the new maturity date of January 15, 2020. The swaps have a combined notional amount of $300 million and a blended rate of 2.20%, resulting in an effective fixed rate for the extension period of 3.35% inclusive of the spread for the loan.

Development
During the first quarter of 2014, Piedmont commenced the redevelopment of its 3100 Clarendon Boulevard property, a 252,000 square foot office and retail property located adjacent to the Clarendon Metro Station in Arlington, VA. Until the end of 2013, the property had been predominantly leased to the U.S. Government (Defense Intelligence Agency) for the previous 15+ years. The expiration of the U.S. Government's lease afforded Piedmont the opportunity to upgrade and reposition the property in order to attract private sector tenants and to capture the

(1)
On April 1, 2014, Piedmont early-adopted the provisions of Financial Accounting Standards Board ASU 2014-08. As such, Piedmont will no longer reclassify to discontinued operations the operating income associated with newly-sold single assets or small portfolios which do not represent a strategic shift or significant impact on Piedmont's future operations. There will be no restatement for prior periods and all operating income associated with assets either sold or under binding contract to sell as of the end of the first quarter of 2014 will continue to be reflected in discontinued operations. Assuming future sales do not meet the new criteria for reclassification as discontinued operations, such future sales will not be presented in discontinued operations.

incremental value potential for the location (attributable primarily to nearby amenities desirable to tenants, including housing, retail, and transportation). The project remains on schedule; the office tower redevelopment should be completed during the first several months of 2015 and the retail portion of the redevelopment should be completed during the first half of 2015. During the redevelopment, the office component of the building will be out of service and the retail portion of the building, comprised of approximately 28,000 square feet, will remain in service. However, for the purposes of statistical reporting on the Company's assets in this supplemental report, the entire building will be removed from Piedmont's operating portfolio. It is anticipated that the costs to redevelop the building (exclusive of capitalized implied financing costs) will be approximately $31 million to $33 million, approximately $15.9 million of which had been recorded in work in progress as of December 31, 2014. Following the completion of the redevelopment, the Company anticipates incurring additional re-leasing costs.

During the fourth quarter of 2013, Piedmont announced the development of Enclave Place, a 301,000 square foot office building located in Houston, TX. The eleven-story building is being constructed on Piedmont's 4.7 acre development site adjacent to its 1430 Enclave Parkway property and located within a deed-restricted and architecturally-controlled office park in Houston's Energy Corridor. Ground was broken in April 2014, and physical construction is targeted to be completed during the third quarter of 2015. The development costs are anticipated to be approximately $85 million to $90 million, inclusive of leasing costs. Approximately $33.0 million had been recorded in work in progress as of December 31, 2014.

Stock Repurchase Program
During the fourth quarter of 2014, the Company repurchased 6,682 shares of common stock under its share repurchase program at an average price of $17.48 per share. Since the stock repurchase program began in December 2011, the Company has repurchased a total of 18.9 million shares at an average price of $16.92 per share, or approximately $319.6 million in aggregate (before the consideration of transaction costs). As of quarter end, Board-approved capacity remaining for additional repurchases totaled $37.0 million under the stock repurchase plan.

Subsequent Events

On February 5, 2015, the Board of Directors of Piedmont declared a dividend for the first quarter of 2015 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on February 27, 2015. The dividend is to be paid on March 20, 2015.

Subsequent to the end of the fourth quarter of 2014, Piedmont implemented a forward starting swap hedging program to partially protect the Company against rising interest rates and to lock a portion of the interest rate of a planned financing in 2016. One of the primary uses of the planned 2016 financing is the repayment of a maturing $125 million secured portfolio loan. Under this hedging program and through the hedge instruments, the Company will be effectively locking the treasury component of the all-in interest rate for its future planned financing. Thus far in 2015, the Company has entered into three forward starting swaps with a notional amount of $200 million for a possible ten-year tenored unsecured bond offering in 2016. At current swap spread levels, the Company effectively locked the treasury component for a possible 2016 debt issuance at approximately 2.19%.

Guidance for 2015

The following financial guidance for calendar year 2015 is based upon management's expectations at this time.

	Low	High
Core Funds from Operations	$238 million	$254 million
Core Funds from Operations per diluted share	$1.54	$1.64

These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of lease commencements and expirations, repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this supplemental report.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO). Definitions of these non-GAAP measures are provided on page 40 and reconciliations are provided beginning on page 42.

	Three Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Selected Operating Data
Percent leased (1)	87.7%	87.5%	87.0%	86.7%	87.2%
Percent leased - stabilized portfolio (1) (2)	88.9%	89.0%	88.9%	88.8%	89.7%
Rental income	$115,915	$114,529	$113,287	$110,904	$113,929
Total revenues	$146,711	$144,641	$138,580	$136,320	$141,504
Total operating expenses	$117,922	$117,442	$112,024	$111,043	$106,353
Real estate operating income	$28,789	$27,199	$26,556	$25,277	$35,151
Core EBITDA	$78,613	$77,613	$74,745	$74,098	$79,627
Core FFO	$59,618	$58,814	$56,614	$55,054	$59,866
Core FFO per share - diluted	$0.39	$0.38	$0.37	$0.36	$0.37
AFFO	$41,205	$21,829	$23,105	$32,038	$12,752
AFFO per share - diluted	$0.27	$0.14	$0.15	$0.21	$0.08
Gross dividends	$32,408	$30,865	$30,865	$30,858	$32,158
Dividends per share	$0.210	$0.200	$0.200	$0.200	$0.200
Selected Balance Sheet Data
Total real estate assets	$4,075,092	$4,058,414	$3,968,329	$3,924,352	$3,951,983
Total gross real estate assets	$5,253,356	$5,197,338	$5,072,559	$4,998,289	$5,003,736
Total assets	$4,795,501	$4,778,302	$4,661,826	$4,611,945	$4,666,088
Net debt (3)	$2,261,802	$2,226,326	$2,098,704	$2,024,503	$1,996,158
Total liabilities	$2,483,486	$2,439,456	$2,304,641	$2,232,987	$2,204,929
Ratios
Core EBITDA margin (4)	53.6%	53.7%	53.9%	53.8%	55.5%
Fixed charge coverage ratio (5)	4.0 x	4.0 x	4.0 x	3.8 x	4.0 x
Average net debt to Core EBITDA (6)	7.1 x	6.9 x	6.8 x	6.9 x	5.9 x

(1)	Please refer to page 26 for additional leased percentage information.
(2)	Please refer to page 38 for additional information on value-add properties, data for which is removed from stabilized portfolio totals.
(3)
Net debt is calculated as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash. The increase in net debt over the last year is primarily attributable to property acquisitions completed during calendar year 2014, as well as capital expenditures and stock repurchases, all of which were largely funded with debt.

(4)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues (including revenues associated with discontinued operations).
(5)
The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during any of the periods presented; the Company had capitalized interest of $688,177 for the quarter ended December 31, 2014, $541,349 for the quarter ended September 30, 2014, $460,251 for the quarter ended June 30, 2014, $384,843 for the quarter ended March 31, 2014, and $31,486 for the quarter ended December 31, 2013; the Company had principal amortization of $262,284 for the quarter ended December 31, 2014, $193,560 for the quarter ended September 30, 2014, and $64,223 for the quarter ended June 30, 2014.

(6)
Core EBITDA is annualized for the purposes of this calculation. The average net debt to Core EBITDA ratios for the fourth quarter of 2013 and the first, second, third and fourth quarters of 2014 are higher than our historical performance on this measure primarily as a result of increased net debt attributable to property acquisitions completed during 2013 and 2014, as well as capital expenditures and stock repurchases, all of which were largely funded with debt. This measure has also been impacted by downtime associated with recent re-tenanting efforts, as well as rent roll downs. For the purposes of this calculation, we use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Assets:
Real estate, at cost:
Land assets	$702,800	$694,912	$689,042	$683,314	$687,244
Buildings and improvements	4,312,240	4,284,098	4,178,684	4,120,851	4,121,139
Buildings and improvements, accumulated depreciation	(1,088,062)	(1,053,290)	(1,020,115)	(993,836)	(970,434)
Intangible lease asset	150,037	150,336	145,179	140,391	146,197
Intangible lease asset, accumulated amortization	(79,860)	(75,409)	(74,132)	(70,360)	(71,820)
Construction in progress	63,393	43,106	34,768	28,847	24,270
Real estate assets held for sale, gross	24,886	24,886	24,886	24,886	24,886
Real estate assets held for sale, accumulated depreciation & amortization	(10,342)	(10,225)	(9,983)	(9,741)	(9,499)
Total real estate assets	4,075,092	4,058,414	3,968,329	3,924,352	3,951,983
Investments in and amounts due from unconsolidated joint ventures	7,798	7,638	7,549	13,855	14,388
Cash and cash equivalents	12,306	8,815	8,563	9,271	6,973
Tenant receivables, net of allowance for doubtful accounts	27,711	28,403	25,024	22,196	31,145
Straight line rent receivable	169,532	163,011	154,969	147,321	138,159
Escrow deposits and restricted cash	5,679	908	911	751	394
Prepaid expenses and other assets	27,820	36,733	32,132	28,154	24,771
Goodwill	180,097	180,097	180,097	180,097	180,097
Interest rate swap	430	434	—	464	24,176
Deferred financing costs, less accumulated amortization	7,667	7,969	8,386	8,545	8,759
Deferred lease costs, less accumulated amortization	280,105	284,423	274,194	275,058	283,213
Other assets held for sale	1,264	1,457	1,672	1,881	2,030
Total assets	$4,795,501	$4,778,302	$4,661,826	$4,611,945	$4,666,088
Liabilities:
Unsecured debt, net of discount	$1,828,544	$1,784,412	$1,657,408	$1,617,297	$1,014,680
Secured debt	449,045	449,427	449,677	412,525	987,525
Accounts payable, accrued expenses, and accrued capital expenditures	133,988	135,320	126,273	130,530	128,818
Deferred income	22,215	21,958	21,923	23,042	22,267
Intangible lease liabilities, less accumulated amortization	43,277	44,981	43,389	45,227	47,113
Interest rate swaps	6,417	3,358	5,971	4,366	4,526
Total liabilities	2,483,486	2,439,456	2,304,641	2,232,987	2,204,929
Stockholders' equity:
Common stock	1,543	1,543	1,543	1,543	1,575
Additional paid in capital	3,666,182	3,669,541	3,668,836	3,669,561	3,668,906
Cumulative distributions in excess of earnings	(1,365,620)	(1,345,609)	(1,323,907)	(1,305,321)	(1,231,209)
Other comprehensive loss	8,301	11,758	9,104	11,562	20,278
Piedmont stockholders' equity	2,310,406	2,337,233	2,355,576	2,377,345	2,459,550
Non-controlling interest	1,609	1,613	1,609	1,613	1,609
Total stockholders' equity	2,312,015	2,338,846	2,357,185	2,378,958	2,461,159
Total liabilities, redeemable common stock and stockholders' equity	$4,795,501	$4,778,302	$4,661,826	$4,611,945	$4,666,088
Common stock outstanding at end of period	154,324	154,325	154,324	154,278	157,461

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Revenues:
Rental income	$115,915	$114,529	$113,287	$110,904	$113,929
Tenant reimbursements	30,295	29,579	24,745	24,929	27,358
Property management fee revenue	501	533	548	487	217
	146,711	144,641	138,580	136,320	141,504
Expenses:
Property operating costs	62,002	62,027	57,136	58,271	58,263
Depreciation	35,442	35,366	34,144	33,644	31,691
Amortization	14,172	14,235	13,599	14,573	11,195
General and administrative	6,306	5,814	7,145	4,555	5,204
	117,922	117,442	112,024	111,043	106,353
Real estate operating income	28,789	27,199	26,556	25,277	35,151
Other income / (expense):
Interest expense	(18,854)	(18,654)	(18,012)	(18,926)	(19,651)
Other income / (expense)	(6)	524	(366)	(90)	(392)
Net recoveries / (loss) from casualty events and litigation settlements (1)	2,478	(8)	1,480	3,042	4,500
Equity in income / (loss) of unconsolidated joint ventures (2)	160	89	(333)	(266)	(4,280)
Gain / (loss) on consolidation	—	—	—	—	—
	(16,222)	(18,049)	(17,231)	(16,240)	(19,823)
Income from continuing operations	12,567	9,150	9,325	9,037	15,328
Discontinued operations:
Operating income, excluding impairment loss	(42)	16	514	466	506
Impairment loss	—	—	—	—	(1,242)
Gain / (loss) on sale of properties	—	—	1,304	(106)	15,034
Income / (loss) from discontinued operations (3)	(42)	16	1,818	360	14,298
Gain on sale of real estate	(8)	—	1,140	—	—
Net income	12,517	9,166	12,283	9,397	29,626
Less: Net income attributable to noncontrolling interest	(3)	(4)	(4)	(4)	(3)
Net income attributable to Piedmont	$12,514	$9,162	$12,279	$9,393	$29,623
Weighted average common shares outstanding - diluted	154,520	154,561	154,445	155,025	160,450
Net income per share available to common stockholders - diluted	$0.08	$0.06	$0.08	$0.06	$0.18

(1)	Presented on this line are net expenses and insurance reimbursements related to 1) two class action lawsuits settled in 2013 and 2) damage caused by Hurricane Sandy in October 2012.
(2)
During the fourth quarter of 2013, Piedmont recorded an impairment charge of $4.4 million related to its equity ownership interest in Two Park Center in Hoffman Estates, IL. Please refer to page 39 for additional information about Piedmont's unconsolidated joint venture interests as of December 31, 2014.

(3)
Reflects operating results for 350 Spectrum Loop in Colorado Springs, CO, which was sold on November 1, 2013; 8700 South Price Road in Tempe, AZ, which was sold on December 30, 2013; 11107 and 11109 Sunset Hills Road in Reston, VA, which were sold on March 19, 2014; and 1441 West Long Lake Road and 4685 Investment Drive in Troy, MI, which were sold on April 30, 2014. In the future, it is less likely that any additional single-asset or small portfolio dispositions will be reclassed to discontinued operations; please find additional information on this change in the Financing and Capital Activity section of Financial Highlights.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended				Twelve Months Ended
	12/31/2014	12/31/2013	Change ($)	Change (%)	12/31/2014	12/31/2013	Change ($)	Change (%)
Revenues:
Rental income	$115,915	$113,929	$1,986	1.7%	$454,635	$443,106	$11,529	2.6%
Tenant reimbursements	30,295	27,358	2,937	10.7%	109,548	104,253	5,295	5.1%
Property management fee revenue	501	217	284	130.9%	2,069	2,251	(182)	(8.1)%
	146,711	141,504	5,207	3.7%	566,252	549,610	16,642	3.0%
Expenses:
Property operating costs	62,002	58,263	(3,739)	(6.4)%	239,436	220,779	(18,657)	(8.5)%
Depreciation	35,442	31,691	(3,751)	(11.8)%	138,596	120,980	(17,616)	(14.6)%
Amortization	14,172	11,195	(2,977)	(26.6)%	56,579	45,090	(11,489)	(25.5)%
General and administrative	6,306	5,204	(1,102)	(21.2)%	23,820	21,881	(1,939)	(8.9)%
	117,922	106,353	(11,569)	(10.9)%	458,431	408,730	(49,701)	(12.2)%
Real estate operating income	28,789	35,151	(6,362)	(18.1)%	107,821	140,880	(33,059)	(23.5)%
Other income / (expense):
Interest expense	(18,854)	(19,651)	797	4.1%	(74,446)	(73,583)	(863)	(1.2)%
Other income / (expense)	(6)	(392)	386	98.5%	62	(2,336)	2,398	102.7%
Net recoveries / (loss) from casualty events and litigation settlements (1)	2,478	4,500	(2,022)	(44.9)%	6,992	11,811	(4,819)	(40.8)%
Equity in income / (loss) of unconsolidated joint ventures (2)	160	(4,280)	4,440	103.7%	(350)	(3,676)	3,326	90.5%
Gain / (loss) on consolidation	—	—	—	—%	—	(898)	898	100.0%
	(16,222)	(19,823)	3,601	18.2%	(67,742)	(68,682)	940	1.4%
Income from continuing operations	12,567	15,328	(2,761)	(18.0)%	40,079	72,198	(32,119)	(44.5)%
Discontinued operations:
Operating income, excluding impairment loss	(42)	506	(548)	(108.3)%	954	2,897	(1,943)	(67.1)%
Impairment loss	—	(1,242)	1,242	100.0%	—	(7,644)	7,644	100.0%
Gain / (loss) on sale of properties	—	15,034	(15,034)	(100.0)%	1,198	31,292	(30,094)	(96.2)%
Income / (loss) from discontinued operations (3)	(42)	14,298	(14,340)	(100.3)%	2,152	26,545	(24,393)	(91.9)%
Gain on sale of real estate	(8)	—	(8)	—%	1,132	—	1,132	—%
Net income	12,517	29,626	(17,109)	(57.7)%	43,363	98,743	(55,380)	(56.1)%
Less: Net income attributable to noncontrolling interest	(3)	(3)	—	—%	(15)	(15)	—	—%
Net income attributable to Piedmont	$12,514	$29,623	$(17,109)	(57.8)%	$43,348	$98,728	$(55,380)	(56.1)%
Weighted average common shares outstanding - diluted	154,520	160,450			154,585	165,137
Net income per share available to common stockholders - diluted	$0.08	$0.18			$0.28	$0.60

(1)	Presented on this line are net expenses and insurance reimbursements related to 1) two class action lawsuits settled in 2013 and 2) damage caused by Hurricane Sandy in October 2012.
(2)
During the fourth quarter of 2013, Piedmont recorded an impairment charge of $4.4 million related to its equity ownership interest in Two Park Center in Hoffman Estates, IL. Please refer to page 39 for additional information about Piedmont's unconsolidated joint venture interests as of December 31, 2014.

(3)
Reflects operating results for 1111 Durham Avenue in South Plainfield, NJ, which was sold on March 28, 2013; 1200 Enclave Parkway in Houston, TX, which was sold on May 1, 2013; 350 Spectrum Loop in Colorado Springs, CO, which was sold on November 1, 2013; 8700 South Price Road in Tempe, AZ, which was sold on December 30, 2013; 11107 and 11109 Sunset Hills Road in Reston, VA, which were sold on March 19, 2014; and 1441 West Long Lake Road and 4685 Investment Drive in Troy, MI, which were sold on April 30, 2014. In the future, it is less likely that any additional single-asset or small portfolio dispositions will be reclassed to discontinued operations; please find additional information on this change in the Financing and Capital Activity section of Financial Highlights.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013

Net income attributable to Piedmont	$12,514	$29,623	$43,348	$98,728
Depreciation (1) (2)	35,365	32,233	138,497	124,138
Amortization (1)	14,188	11,511	56,848	46,020
Impairment loss (1)	—	5,644	—	12,046
Loss / (gain) on sale of properties (1)	8	(15,034)	(2,161)	(31,292)
Loss / (gain) on consolidation	—	—	—	898
Funds from operations	62,075	63,977	236,532	250,538
Adjustments:
Acquisition costs	21	389	560	1,763
Net (recoveries) / loss from casualty events and litigation settlements (1)	(2,478)	(4,500)	(6,992)	(11,828)
Core funds from operations	59,618	59,866	230,100	240,473
Adjustments:
Deferred financing cost amortization	627	676	2,703	2,587
Amortization of note payable step-up	(120)	—	(246)	—
Amortization of discount on senior notes	47	30	175	77
Depreciation of non real estate assets	138	106	508	406
Straight-line effects of lease revenue (1)	(5,171)	(3,442)	(29,121)	(18,097)
Stock-based and other non-cash compensation expense	929	101	3,975	1,590
Amortization of lease-related intangibles (1)	(1,074)	(1,211)	(4,727)	(5,278)
Acquisition costs	(21)	(389)	(560)	(1,763)
Non-incremental capital expenditures (3)	(13,768)	(42,985)	(84,630)	(102,977)
Adjusted funds from operations	$41,205	$12,752	$118,177	$117,018

Weighted average common shares outstanding - diluted	154,520	160,450	154,585	165,137

Funds from operations per share (diluted)	$0.40	$0.40	$1.53	$1.52
Core funds from operations per share (diluted)	$0.39	$0.37	$1.49	$1.46
Adjusted funds from operations per share (diluted)	$0.27	$0.08	$0.76	$0.71

(1)	Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)	Non-incremental capital expenditures are defined on page 40.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2014	12/31/2013	12/31/2014		12/31/2013
Net income attributable to Piedmont	$12,514	$29,623	$43,348		$98,728
Net income attributable to noncontrolling interest	3	3	15		15
Interest expense (1)	18,854	19,651	74,446		73,583
Depreciation (1)	35,503	32,340	139,004		124,545
Amortization (1)	14,188	11,511	56,848		46,020
Acquisition costs	21	389	560		1,763
Impairment loss (1)	—	5,644	—		12,046
Net (recoveries) / loss from casualty events and litigation settlements (1)	(2,478)	(4,500)	(6,992)		(11,828)
Loss / (gain) on sale of properties (1)	8	(15,034)	(2,161)		(31,292)
Loss / (gain) on consolidation	—	—	—		898
Core EBITDA	78,613	79,627	305,068		314,478
General & administrative expenses (1)	6,313	5,076	23,863		22,016
Management fee revenue (2)	(272)	17	(1,110)		(1,231)
Other (income) / expense (1) (3)	(15)	3	39		563
Straight-line effects of lease revenue (1)	(5,171)	(3,442)	(29,121)		(18,097)
Amortization of lease-related intangibles (1)	(1,074)	(1,211)	(4,727)		(5,278)
Property net operating income (cash basis)	78,394	80,070	294,012		312,451
Deduct net operating (income) / loss from:
Acquisitions (4)	(8,063)	(4,038)	(26,136)		(14,659)
Dispositions (5)	44	(1,214)	(1,478)		(5,087)
Other investments (6)	(276)	(2,251)	(18)		(9,791)
Same store net operating income (cash basis)	$70,099	$72,567	$266,380		$282,914
Change period over period	(3.4)%	N/A	(5.8)%	*	N/A

* Explanation for Change in Same Store Net Operating Income for the Twelve Months Ended December 31, 2014

Property	Location	Amount	Explanation
Aon Center	Chicago, IL	$(11,666)
Expiration of the BP lease in December 2013; income from BP recognized through December 10, 2013; replacement leases covering 97% of the former BP space provided replacement tenants with rental abatements during portions of 2014; one replacement lease commenced after several months of downtime to allow for a space redesign.

6021 Connection Drive	Irving, TX	(10,189)
Expiration of the Nokia lease in December 2013; income from Nokia recognized for the entirety of 2013; lease restructuring income from Nokia recognized in 2013; replacement lease with Epsilon Data Management commenced at the end of the second quarter of 2014; the Epsilon lease provides for rental abatement concessions which expire at the beginning of January 2015.

Subtotal		$(21,855)
Amount of Variance Explained		132%	Greater than 100% explained; difference represents net operating income growth at other assets within the portfolio.

Same Store Net Operating Income (Cash Basis)
Top Seven Markets	Three Months Ended				Twelve Months Ended
	12/31/2014		12/31/2013		12/31/2014		12/31/2013
	$	%	$	%	$	%	$	%
New York	$12,134	17.3	$12,014	16.6	$48,155	18.1	$47,863	16.9
Washington, D.C. (7)	9,549	13.6	12,555	17.3	43,983	16.5	55,517	19.6
Chicago (8) (9)	13,188	18.8	10,307	14.2	34,411	12.9	37,647	13.3
Boston	5,042	7.2	4,901	6.7	19,876	7.4	19,410	6.9
Minneapolis (10)	4,462	6.4	5,361	7.4	19,665	7.4	21,735	7.7
Dallas (11)	3,521	5.0	6,614	9.1	13,286	5.0	20,456	7.2
Los Angeles	2,642	3.8	2,801	3.9	12,216	4.6	12,573	4.5
Other (12)	19,561	27.9	18,014	24.8	74,788	28.1	67,713	23.9
Total	$70,099	100.0	$72,567	100.0	$266,380	100.0	$282,914	100.0

(1)	Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(3)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(4)
Acquisitions consist of Arlington Gateway in Arlington, VA, purchased on March 4, 2013; 5 & 15 Wayside Road in Burlington, MA, purchased on March 22, 2013; Royal Lane Land in Irving, TX, purchased on August 1, 2013; 5301 Maryland Way in Brentwood, TN, the remaining equity interest in which was purchased on August 12, 2013; 6565 North MacArthur Boulevard in Irving, TX, purchased on December 5, 2013; One Lincoln Park in Dallas, TX, purchased on December 20, 2013; 161 Corporate Center in Irving, TX, purchased on December 30, 2013; 5 Wall Street in Burlington, MA, purchased on June 27, 2014; 1155 Perimeter Center West in Atlanta, GA, purchased on August 28, 2014; and TownPark Land in Lake Mary, FL, purchased on November 21, 2014.

(5)
Dispositions consist of 1111 Durham Avenue in South Plainfield, NJ, sold on March 28, 2013; 1200 Enclave Parkway in Houston, TX, sold on May 1, 2013; 350 Spectrum Loop in Colorado Springs, CO, sold on November 1, 2013; 8700 South Price Road in Tempe, AZ, sold on December 30, 2013; 11107 and 11109 Sunset Hills Road in Reston, VA, sold on March 19, 2014; 1441 West Long Lake Road and 4685 Investment Drive in Troy, MI, sold on April 30, 2014; and 2020 West 89th Street in Leawood, KS, sold on May 19, 2014.

(6)
Other investments consist of operating results from our investments in unconsolidated joint ventures and our redevelopment projects. Additional information on our unconsolidated joint ventures and redevelopment projects can be found on page 39. The operating results from both the office and retail portions of 3100 Clarendon Boulevard in Arlington, VA, are included in this line item, consisting of net operating income/(loss) of $42,000 and ($188,000) for the three months and the twelve months ended December 31, 2014, respectively, and net operating income of $2.1 million and $7.9 million for the three months and the twelve months ended December 31, 2013, respectively.

(7)
The decrease in Washington, D.C. Same Store Net Operating Income for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 was primarily attributable to the expiration of several leases at 4250 North Fairfax Drive in Arlington, VA, and 9211 Corporate Boulevard in Rockville, MD, offset somewhat by increased rental income associated with the renewal of the National Park Service lease at 1201 Eye Street in Washington, D.C. An additional contributor to the decrease in Washington, D.C. Same Store Net Operating Income for the twelve months ended December 31, 2014 as compared to the same period in 2013 was the expiration of the Office of the Comptroller of the Currency lease during 2013 at One Independence Square in Washington, D.C.

(8)
The increase in Chicago Same Store Net Operating Income for the three months ended December 31, 2014 as compared to the same period in 2013 was primarily related to the expirations of the rental abatement periods associated with several new leases at 500 West Monroe Street in Chicago, IL. The decrease in Chicago Same Store Net Operating Income for the twelve months ended December 31, 2014 as compared to the same period in 2013 was primarily related to tenant transitions at Aon Center in Chicago, IL. The major contributors to the decrease in net operating income contribution from Aon Center were: 1) downtime between the expiration of the BP lease and the commencement of one of the replacement leases with Integrys, 2) gross rental abatements associated with several of the replacement leases for the space formerly occupied by BP, and 3) rental rate roll downs associated with several new leases replacing the expired BP lease.

(9)
The percentage contribution from Chicago to our total Same Store Net Operating Income is smaller than our geographic concentration percentage in Chicago, which is presented on an ALR basis (see page 34), primarily because of the large number of leases with gross rent abatements and a number of leases yet to commence for currently vacant spaces (the projected gross rent for which is included in our ALR calculation). As the gross rent abatements burn off and as the executed but not commenced leases begin, the Same Store Net Operating Income percentage contribution from Chicago should increase and should be more closely aligned with our Chicago concentration percentage as presented on page 34.

(10)
The decrease in Minneapolis Same Store Net Operating Income for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 was primarily due to a renewal-related contraction by US Bancorp and downtime and/or rental abatements associated with several replacement leases for spaces formerly occupied by US Bancorp at US Bancorp Center in Minneapolis, MN.

(11)
The decrease in Dallas Same Store Net Operating Income for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 was primarily related to a tenant transition at 6021 Connection Drive in Irving, TX. Specifically, the decrease in net operating income contribution from 6021 Connection Drive was predominantly related to: 1) the downtime between the expiration of the Nokia lease at the end of 2013 and the commencement of the Epsilon lease, which occurred at the end of the second quarter of 2014, 2) rental abatement concessions provided to Epsilon which expire at the beginning of January 2015, and 3) the recognition of lease restructuring income from Nokia in 2013.

(12)
The increase in Other Same Store Net Operating Income for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 was primarily related to: 1) increased rental income attributable to increased economic occupancy at several buildings, including Glenridge Highlands Two and The Medici, both in Atlanta, GA, 400 TownPark in Lake Mary, FL, and River Corporate Center in Tempe, AZ, and 2) the expiration of the rental abatement period for a new tenant and the sale of density rights at Sarasota Commerce Center II in Sarasota, FL.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2014	12/31/2013	12/31/2014		12/31/2013
Net income attributable to Piedmont	$12,514	$29,623	$43,348		$98,728
Net income attributable to noncontrolling interest	3	3	15		15
Interest expense (1)	18,854	19,651	74,446		73,583
Depreciation (1)	35,503	32,340	139,004		124,545
Amortization (1)	14,188	11,511	56,848		46,020
Acquisition costs	21	389	560		1,763
Impairment loss (1)	—	5,644	—		12,046
Net (recoveries) / loss from casualty events and litigation settlements (1)	(2,478)	(4,500)	(6,992)		(11,828)
Loss / (gain) on sale of properties (1)	8	(15,034)	(2,161)		(31,292)
Loss / (gain) on consolidation	—	—	—		898
Core EBITDA	78,613	79,627	305,068		314,478
General & administrative expenses (1)	6,313	5,076	23,863		22,016
Management fee revenue (2)	(272)	17	(1,110)		(1,231)
Other (income) / expense (1) (3)	(15)	3	39		563
Property net operating income (accrual basis)	84,639	84,723	327,860		335,826
Deduct net operating (income) / loss from:
Acquisitions (4)	(8,922)	(4,609)	(29,531)		(16,440)
Dispositions (5)	44	(1,384)	(1,425)		(6,265)
Other investments (6)	(290)	(2,211)	(61)		(9,839)
Same store net operating income (accrual basis)	$75,471	$76,519	$296,843		$303,282
Change period over period	(1.4)%	N/A	(2.1)%	*	N/A

* Explanation for Change in Same Store Net Operating Income for the Twelve Months Ended December 31, 2014

Property	Location	Amount	Explanation
Aon Center	Chicago, IL	$(7,309)
Expiration of the BP lease in December 2013; income from BP recognized through December 10, 2013; replacement leases covering 97% of the former BP space provided replacement tenants with operating expense recovery abatements during portions of 2014; one replacement lease commenced after several months of downtime to allow for a space redesign.

6021 Connection Drive	Irving, TX	(6,840)
Expiration of the Nokia lease in December 2013; income from Nokia recognized for the entirety of 2013; lease restructuring income from Nokia recognized in 2013; replacement lease with Epsilon Data Management commenced at the end of the second quarter of 2014.

Subtotal		$(14,149)
Amount of Variance Explained		220%	Greater than 100% explained; difference represents net operating income growth at other assets within the portfolio.

Same Store Net Operating Income (Accrual Basis)
Top Seven Markets	Three Months Ended				Twelve Months Ended
	12/31/2014		12/31/2013		12/31/2014		12/31/2013
	$	%	$	%	$	%	$	%
New York (7)	$11,505	15.2	$12,420	16.2	$48,896	16.5	$50,888	16.8
Chicago (8) (9)	14,708	19.5	12,566	16.4	47,998	16.2	49,586	16.3
Washington, D.C. (10)	9,848	13.1	12,310	16.1	45,961	15.5	55,489	18.3
Minneapolis (11)	4,994	6.6	5,782	7.6	21,463	7.2	23,188	7.6
Boston	4,942	6.6	4,901	6.4	19,771	6.6	19,691	6.6
Dallas (12)	4,551	6.0	6,342	8.3	15,739	5.3	19,981	6.6
Los Angeles (13)	3,640	4.8	3,137	4.1	15,369	5.2	12,821	4.2
Other (14)	21,283	28.2	19,061	24.9	81,646	27.5	71,638	23.6
Total	$75,471	100.0	$76,519	100.0	$296,843	100.0	$303,282	100.0

(1)	Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(3)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(4)
Acquisitions consist of Arlington Gateway in Arlington, VA, purchased on March 4, 2013; 5 & 15 Wayside Road in Burlington, MA, purchased on March 22, 2013; Royal Lane Land in Irving, TX, purchased on August 1, 2013; 5301 Maryland Way in Brentwood, TN, the remaining equity interest in which was purchased on August 12, 2013; 6565 North MacArthur Boulevard in Irving, TX, purchased on December 5, 2013; One Lincoln Park in Dallas, TX, purchased on December 20, 2013; 161 Corporate Center in Irving, TX, purchased on December 30, 2013; 5 Wall Street in Burlington, MA, purchased on June 27, 2014; 1155 Perimeter Center West in Atlanta, GA, purchased on August 28, 2014; and TownPark Land in Lake Mary, FL, purchased on November 21, 2014.

(5)
Dispositions consist of 1111 Durham Avenue in South Plainfield, NJ, sold on March 28, 2013; 1200 Enclave Parkway in Houston, TX, sold on May 1, 2013; 350 Spectrum Loop in Colorado Springs, CO, sold on November 1, 2013; 8700 South Price Road in Tempe, AZ, sold on December 30, 2013; 11107 and 11109 Sunset Hills Road in Reston, VA, sold on March 19, 2014; 1441 West Long Lake Road and 4685 Investment Drive in Troy, MI, sold on April 30, 2014; and 2020 West 89th Street in Leawood, KS, sold on May 19, 2014.

(6)
Other investments consist of operating results from our investments in unconsolidated joint ventures and our redevelopment projects. Additional information on our unconsolidated joint ventures and redevelopment projects can be found on page 39. The operating results from both the office and retail portions of 3100 Clarendon Boulevard in Arlington, VA, are included in this line item, consisting of net operating income/(loss) of $47,000 and ($173,000) for the three months and the twelve months ended December 31, 2014, respectively, and net operating income of $2.0 million and $7.8 million for the three months and the twelve months ended December 31, 2013, respectively.

(7)
The decrease in New York Same Store Net Operating Income for the three months and twelve months ended December 31, 2014 as compared to the same periods in 2013 was primarily attributable to the expiration of several leases and an increase in property taxes at 60 Broad Street in New York, NY.

(8)
The increase in Chicago Same Store Net Operating Income for the three months ended December 31, 2014 as compared to the same period in 2013 was primarily related to the expirations of the operating expense recovery abatement periods associated with several new leases at 500 West Monroe Street in Chicago, IL. The decrease in Chicago Same Store Net Operating Income for the twelve months ended December 31, 2014 as compared to the same period in 2013 was primarily related to tenant transitions at Aon Center in Chicago, IL. The major contributors to the decrease in net operating income contribution from Aon Center were: 1) downtime between the expiration of the BP lease and the commencement of one of the replacement leases with Integrys, 2) operating expense recovery abatements (which abatements are not included in straight line rent adjustments) associated with several of the replacement leases for the space formerly occupied by BP, and 3) rental rate roll downs associated with several new leases replacing the expired BP lease.

(9)
The percentage contribution from Chicago to our total Same Store Net Operating Income is smaller than our geographic concentration percentage in Chicago, which is presented on an ALR basis (see page 34), primarily because of the large number of leases with operating expense recovery abatements (which abatements are not included in straight line rent adjustments) and a number of leases yet to commence for currently vacant spaces (the projected gross rents for which are included in our ALR calculation). As the operating expense recovery abatements burn off and as the executed but not commenced leases begin, the Same Store Net Operating Income percentage contribution from Chicago should increase and should be more closely aligned with our Chicago concentration percentage as presented on page 34.

(10)
The decrease in Washington, D.C. Same Store Net Operating Income for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 was primarily attributable to the expiration of several leases at One Independence Square in Washington, D.C., 4250 North Fairfax Drive in Arlington, VA, and 9211 Corporate Boulevard in Rockville, MD, offset somewhat by increased rental income associated with the renewal of the National Park Service lease at 1201 Eye Street in Washington, D.C.

(11)
The decrease in Minneapolis Same Store Net Operating Income for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 was primarily due to a renewal-related contraction by US Bancorp and downtime associated with a replacement lease for space formerly occupied by US Bancorp at US Bancorp Center in Minneapolis, MN.

(12)
The decrease in Dallas Same Store Net Operating Income for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 was primarily related to a tenant transition at 6021 Connection Drive in Irving, TX. Specifically, the decrease in net operating income contribution from 6021 Connection Drive was predominantly related to: 1) the downtime between the expiration of the Nokia lease at the end of 2013 and the commencement of the Epsilon lease, which occurred at the end of the second quarter of 2014, and 2) the recognition of lease restructuring income from Nokia in 2013.

(13)
The increase in Los Angeles Same Store Net Operating Income for the twelve months ended December 31, 2014 as compared to the same period in 2013 was primarily related to increased rental income associated with the new lease with Guidance Software at 1055 East Colorado Boulevard in Pasadena, CA, which commenced in mid-2013, along with increased rental income associated with new leases with Union Bank and Front Porch Communities at 800 North Brand Boulevard in Glendale, CA, both of which commenced in early 2014.

(14)
The increase in Other Same Store Net Operating Income for the three months and the twelve months ended December 31, 2014 as compared to the same periods in 2013 was primarily related to: 1) increased rental income under the restructured Independence Blue Cross lease at 1901 Market Street in Philadelphia, PA, 2) increased rental income as a result of recent leasing activity at several buildings, including Glenridge Highlands Two and The Medici, both in Atlanta, GA, 400 TownPark in Lake Mary, FL, and Eastpoint I in Mayfield Heights, OH, and 3) the sale of density rights at Sarasota Commerce Center II in Sarasota, FL.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	As of	As of
	December 31, 2014	December 31, 2013

Common stock price (1)	$18.84	$16.52
Total shares outstanding	154,324	157,461
Equity market capitalization (1)	$2,907,466	$2,601,254
Total debt - principal amount outstanding	$2,279,787	$2,003,525
Total market capitalization (1)	$5,187,253	$4,604,779
Total debt / Total market capitalization (1)	43.9%	43.5%
Total gross real estate assets	$5,253,356	$5,003,736
Total debt / Total gross real estate assets (2)	43.4%	40.0%
Total debt / Total gross assets (3)	38.2%	35.0%

(1)	Reflects common stock closing price as of the end of the reporting period.
(2)	Gross real estate assets is defined as total real estate assets with the add back of accumulated depreciation and accumulated amortization related to real estate assets.
(3)	Gross assets is defined as total assets with the add back of accumulated depreciation and accumulated amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of December 31, 2014
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt

Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate	Weighted Average Maturity

Floating Rate	$484,000	(2)	1.34%	29.0 months

Fixed Rate	1,795,787		3.90%	68.6 months

Total	$2,279,787		3.35%	60.2 months

Unsecured & Secured Debt

Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate		Weighted Average Maturity

Unsecured	$1,834,000	2.82%	(3)	69.0 months

Secured	445,787	5.55%		23.9 months

Total	$2,279,787	3.35%		60.2 months

Debt Maturities

Maturity Year	Secured Debt - Principal Amount Outstanding (1)	Unsecured Debt - Principal Amount Outstanding (1)		Weighted Average Stated Interest Rate	Percentage of Total

2014	$—	$—		N/A	—%
2015	105,000	50,000		4.01%	6.8%
2016	167,525	—		5.55%	7.3%
2017	140,000	434,000	(4)	2.42%	25.2%
2018	—	—		N/A	—%
2019 +	33,262	1,350,000		3.40%	60.7%

Total	$445,787	$1,834,000		3.35%	100.0%

(1)	All of Piedmont's outstanding debt as of December 31, 2014 was interest-only debt with the exception of the $33.3 million of debt associated with 5 Wall Street located in Burlington, MA.
(2)
Amount represents the outstanding balance as of December 31, 2014, on the $500 million unsecured revolving credit facility and the $50 million unsecured term loan. Two other loans, the $300 million unsecured term loan that closed in 2011 and the $300 million unsecured term loan that closed in 2013, have stated variable rates. However, Piedmont entered into $300 million in notional amount of interest rate swap agreements which effectively fix the interest rate on the 2011 unsecured term loan at 2.39% through November 22, 2016 (please see page 21 for information on additional swap agreements for this loan that will become effective after November 22, 2016), assuming no credit rating change for the Company, and $300 million in notional amount of interest rate swap agreements which effectively fix the interest rate on the 2013 unsecured term loan at 2.78% through its maturity date of January 31, 2019, assuming no credit rating change for the Company. The 2011 unsecured term loan and the 2013 unsecured term loan, therefore, are reflected as fixed rate debt.

(3)
The weighted average interest rate is a weighted average rate for amounts outstanding under our $500 million unsecured revolving credit facility, our unsecured senior notes and our unsecured term loans. As presented herein, the weighted average stated interest rate is calculated based upon the principal amounts outstanding.

(4)
The initial maturity date of the $500 million unsecured revolving credit facility is August 19, 2016; however, there are two, six-month extension options available under the facility providing for a final extended maturity date of August 21, 2017. For the purposes of this schedule, we reflect the maturity date of the facility as the final extended maturity date of August 2017.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility	Property	Stated Rate (1)		Maturity	Principal Amount Outstanding as of December 31, 2014

Secured
$105.0 Million Fixed-Rate Loan	US Bancorp Center	5.29%		5/11/2015	$105,000
$125.0 Million Fixed-Rate Loan	Four Property Collateralized Pool (2)	5.50%		4/1/2016	125,000
$42.5 Million Fixed-Rate Loan	Las Colinas Corporate Center I & II	5.70%		10/11/2016	42,525
$140.0 Million WDC Fixed-Rate Loans	1201 & 1225 Eye Street	5.76%		11/1/2017	140,000
$35.0 Million Fixed-Rate Loan (3)	5 Wall Street	5.55%		9/1/2021	33,262
Subtotal / Weighted Average (4)		5.55%			$445,787

Unsecured
$50.0 Million Unsecured Term Loan (5)	N/A	1.31%	(6)	7/1/2015	$50,000
$500.0 Million Unsecured Line of Credit (7)	N/A	1.34%	(8)	8/21/2017	434,000
$300.0 Million Unsecured 2013 Term Loan	N/A	2.78%	(9)	1/31/2019	300,000
$300.0 Million Unsecured 2011 Term Loan	N/A	2.39%	(10)	1/15/2020	300,000
$350.0 Million Unsecured Senior Notes (11)	N/A	3.40%		6/1/2023	350,000
$400.0 Million Unsecured Senior Notes (12)	N/A	4.45%		3/15/2024	400,000
Subtotal / Weighted Average (4)		2.82%			$1,834,000

Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (4)		3.35%			$2,279,787
GAAP Accounting Adjustments (13)					(2,198)
Total Debt - GAAP Amount Outstanding					$2,277,589

(1)	All of Piedmont’s outstanding debt as of December 31, 2014, was interest-only debt with the exception of the $33.3 million of debt associated with 5 Wall Street located in Burlington, MA.
(2)	The four property collateralized pool includes 1430 Enclave Parkway, Windy Point I and II, and 1055 East Colorado Boulevard.
(3)	The loan is amortizing based on a 25-year amortization schedule.
(4)	Weighted average is based on the principal amount outstanding and interest rate at December 31, 2014.
(5)
The $50 million unsecured term loan has an initial maturity date of April 1, 2015; however, there is a three-month extension option available under the facility providing for an extension of the maturity date to July 1, 2015. The extended maturity date is presented on this schedule.

(6)
The $50 million unsecured term loan has a variable interest rate. Piedmont may select from multiple interest rate options under the facility, including the prime rate and various length LIBOR locks. All LIBOR selections are subject to an additional spread (1.15% as of December 31, 2014) over the selected rate based on Piedmont’s current credit rating.

(7)
All of Piedmont’s outstanding debt as of December 31, 2014, was term debt with the exception of $434 million outstanding on our unsecured revolving credit facility. The $500 million unsecured revolving credit facility has an initial maturity date of August 19, 2016; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to August 21, 2017. The final extended maturity date is presented on this schedule.

(8)
The interest rate presented for the $500 million unsecured revolving credit facility is the weighted average interest rate for all outstanding draws as of December 31, 2014. Piedmont may select from multiple interest rate options with each draw under the facility, including the prime rate and various length LIBOR locks. All LIBOR selections are subject to an additional spread (1.175% as of December 31, 2014) over the selected rate based on Piedmont’s current credit rating.

(9)
The $300 million unsecured term loan that closed in 2013 has a stated variable rate; however, Piedmont entered into interest rate swap agreements which effectively fix the interest rate on this loan at 2.78% through its maturity date of January 31, 2019, assuming no credit rating change for the Company.

(10)
The $300 million unsecured term loan that closed in 2011 has a stated variable rate; however, Piedmont entered into interest rate swap agreements which effectively fix the interest rate on this loan at 2.39% until November 22, 2016, assuming no credit rating change for the Company. Additionally, for the period from November 22, 2016 to January 15, 2020, Piedmont has entered into interest rate swap agreements which effectively fix the interest rate on this loan at 3.35%, assuming no credit rating change for the Company.

(11)
The $350 million unsecured senior notes were offered for sale at 99.601% of the principal amount. The resulting effective cost of the financing is approximately 3.45% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 3.43%.

(12)
The $400 million unsecured senior notes were offered for sale at 99.791% of the principal amount. The resulting effective cost of the financing is approximately 4.48% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 4.10%.

(13)
The GAAP accounting adjustments relate to the original issue discounts and fees associated with the $350 million unsecured senior notes, the $400 million unsecured senior notes, the $300 million unsecured 2011 term loan and the $50 million unsecured term loan, along with debt fair value adjustments associated with the assumed 5 Wall Street debt. The original issue discounts and fees, along with the debt fair value adjustments, will be amortized to interest expense over the contractual term of the related debt.

Piedmont Office Realty Trust, Inc.
Debt Analysis
As of December 31, 2014
Unaudited

Bank Debt Covenant Compliance (1)	Required	Actual

Maximum Leverage Ratio	0.60	0.40
Minimum Fixed Charge Coverage Ratio (2)	1.50	3.56
Maximum Secured Indebtedness Ratio	0.40	0.08
Minimum Unencumbered Leverage Ratio	1.60	2.64
Minimum Unencumbered Interest Coverage Ratio (3)	1.75	4.82

Bond Covenant Compliance (4)	Required	Actual

Total Debt to Total Assets	60% or less	43.1%
Secured Debt to Total Assets	40% or less	8.6%
Ratio of Consolidated EBITDA to Interest Expense	1.50 or greater	4.24
Unencumbered Assets to Unsecured Debt	150% or greater	252%

	Three Months Ended	Twelve Months Ended	Year Ended
Other Debt Coverage Ratios	December 31, 2014	December 31, 2014	December 31, 2013

Average net debt to core EBITDA (5)	7.1 x	6.9 x	5.4 x
Fixed charge coverage ratio (6)	4.0 x	4.0 x	4.3 x
Interest coverage ratio (7)	4.0 x	4.0 x	4.3 x

(1)	Debt covenant compliance calculations relate to specific calculations detailed in the relevant credit agreements.
(2)
Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), less one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.

(3)
Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.

(4)	Please refer to the Indenture dated May 9, 2013, and the Indenture and the Supplemental Indenture dated March 6, 2014, for additional information on the relevant calculations.
(5)
For the purposes of this calculation, we use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

(6)
Fixed charge coverage is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during the periods ended December 31, 2014 and December 31, 2013. The Company had capitalized interest of $688,177 for the three months ended December 31, 2014, $2,074,620 for the twelve months ended December 31, 2014, and $31,486 for the year ended December 31, 2013. The Company had principal amortization of $262,284 for the three months ended December 31, 2014 and $520,067 for the twelve months ended December 31, 2014.

(7)
Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had capitalized interest of $688,177 for the three months ended December 31, 2014, $2,074,620 for the twelve months ended December 31, 2014, and $31,486 for the year ended December 31, 2013.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of December 31, 2014
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Expiration (3)		Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
U.S. Government	AA+ / Aaa	6		(4)	$44,768	7.7	898	4.8
State of New York	AA+ / Aa1	1	2019		23,926	4.1	481	2.6
US Bancorp	A+ / A1	3	2023 / 2024		21,107	3.6	733	3.9
Independence Blue Cross	No rating available	1	2033		17,613	3.0	801	4.3
GE	AA+ / Aa3	2	2027		16,315	2.8	480	2.5
Aon	A- / Baa2	2	2028		14,900	2.6	460	2.4
Nestle	AA / Aa2	1	2021		12,235	2.1	401	2.1
City of New York	AA / Aa2	1	2020		10,009	1.7	313	1.7
KPMG	No rating available	1	2027		9,157	1.6	279	1.5
Gallagher	No rating available	1	2018		8,539	1.5	307	1.6
Caterpillar Financial	A / A2	1	2022		7,805	1.3	312	1.7
DDB Needham	BBB+ / Baa1	1	2018		7,734	1.3	213	1.1
Technip	BBB+	1	2018		7,691	1.3	204	1.1
Catamaran	BB+ / Ba3	1	2025		7,394	1.3	301	1.6
Jones Lang LaSalle	BBB / Baa2	1	2032		7,164	1.2	199	1.1
Harvard University	AAA / Aaa	2	2017		7,145	1.2	110	0.6
Gemini	A / A3	1	2021		6,544	1.1	205	1.1
Harcourt	BBB+	1	2016		6,494	1.1	195	1.0
Edelman	No rating available	1	2024		6,489	1.1	184	1.0
Key Bank	A- / A3	2	2016		6,422	1.1	210	1.1
Raytheon	A / A3	2	2019		6,271	1.1	440	2.3
Epsilon Data Management	No rating available	2	2026		6,058	1.0	250	1.3
First Data Corporation	B / B3	1	2020		6,008	1.0	195	1.0
Archon Group	A- / Baa1	2	2018		5,810	1.0	235	1.2
Ralph Lauren	A / A3	1	2019		5,808	1.0	178	0.9
Integrys	A- / A3	1	2029		5,640	1.0	174	0.9
Henry M Jackson	No rating available	2	2022		5,577	1.0	145	0.8
Other			Various		292,654	50.2	9,925	52.8
Total					$583,277	100.0	18,828	100.0

Tenant Diversification
Percentage of Annualized Leased Revenue (%)
December 31, 2014 as compared to December 31, 2013

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)	Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided.
(3)	Unless otherwise indicated, Lease Expiration represents the expiration year of the majority of the square footage leased by the tenant.
(4)	There are several leases with several different agencies of the U.S. Government with expiration years ranging from 2015 to 2027.

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of December 31, 2014

Tenant Credit Rating (1)

Rating Level	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$55,269	9.5
AA / Aa	89,272	15.3
A / A	121,394	20.8
BBB / Baa	48,993	8.4
BB / Ba	32,997	5.6
B / B	26,076	4.5
Below	0	0.0
Not rated (2)	209,276	35.9
Total	$583,277	100.0

Lease Distribution

Lease Size	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	203	30.9	$21,412	3.7	195	1.0
2,501 - 10,000	197	29.9	34,700	5.9	1,087	5.8
10,001 - 20,000	80	12.1	32,658	5.6	1,120	6.0
20,001 - 40,000	71	10.8	63,588	10.9	2,050	10.9
40,001 - 100,000	54	8.2	97,889	16.8	3,207	17.0
Greater than 100,000	53	8.1	333,030	57.1	11,169	59.3
Total	658	100.0	$583,277	100.0	18,828	100.0

(1)
Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.

(2)
The classification of a tenant as "not rated" does not indicate that the tenant is of poor credit quality, but can indicate that the tenant or the tenant's debt, if any, has not been rated. Included in this category are such tenants as Independence Blue Cross, McKinsey & Company and KPMG.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

Impact of Strategic Transactions on Leased Percentage
The Company’s stated long-term growth strategy includes the recycling of capital from certain stabilized or non-core assets into office properties located in focused operating markets. Some of the recently acquired properties are value-add properties which are defined as low-occupancy properties acquired at attractive bases with earnings growth and value appreciation potential achievable through leasing up such assets to a stabilized occupancy. Because value-add properties often have large vacancies, they negatively affect Piedmont’s overall leased percentage. In order to identify the effect they have on Piedmont’s overall leased percentage, the following information is being provided. The analysis below: 1) removes the impact of the value-add properties from Piedmont’s overall office portfolio total under the heading “Stabilized Portfolio Analysis”; 2) provides a year-over-year comparison of leased percentage on the same subset of properties under the heading “Same Store Analysis”; and 3) provides a year-over-year comparison of leased percentage on the same subset of stabilized properties under the heading "Same Store Stabilized Analysis".

	Three Months Ended			Three Months Ended
	December 31, 2014			December 31, 2013
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of September 30, 20xx	18,779	21,472	87.5%	18,308	21,106	86.7%
New leases	199			1,617
Expired leases	(144)			(1,445)
Other	(6)	(1)		—	45
Subtotal	18,828	21,471	87.7%	18,480	21,151	87.4%
Acquisitions during period	—	—		545	627
Dispositions during period	—	—		(288)	(288)
As of December 31, 20xx (2)	18,828	21,471	87.7%	18,737	21,490	87.2%

	Twelve Months Ended			Twelve Months Ended
	December 31, 2014			December 31, 2013
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	18,737	21,490	87.2%	17,935	20,500	87.5%
New leases	3,576			4,143
Expired leases	(3,457)			(4,220)
Other (3)	(253)	(183)		3	98
Subtotal	18,603	21,307	87.3%	17,861	20,598	86.7%
Acquisitions during period	559	559		1,459	1,567
Dispositions during period	(334)	(395)		(583)	(675)
As of December 31, 20xx (2)	18,828	21,471	87.7%	18,737	21,490	87.2%

Stabilized Portfolio Analysis
Less value-add properties (4)	(902)	(1,310)	68.9%	(922)	(1,637)	56.3%
Stabilized Total (2)	17,926	20,161	88.9%	17,815	19,853	89.7%

Same Store Analysis
Less acquisitions / dispositions after December 31, 2013 and redevelopments (4) (5)	(559)	(559)	100.0%	(578)	(645)	89.6%
Same Store Total (2)	18,269	20,912	87.4%	18,159	20,845	87.1%

Same Store Stabilized Analysis
Less value-add same store properties (4)	(1,211)	(1,642)	73.8%	(922)	(1,637)	56.3%
Same Store Stabilized Total (2)	17,058	19,270	88.5%	17,237	19,208	89.7%

(1)
Calculated as leased square footage as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end, divided by total rentable square footage as of period end, expressed as a percentage.

(2)	The square footage associated with leases with end of period expiration dates is included in the end of the period leased square footage.
(3)
Effective January 1, 2014, 3100 Clarendon Boulevard was taken out of service due to the redevelopment of the property. The adjustments to square footage presented on this line in 2014 primarily relate to the removal of 3100 Clarendon Boulevard from our operating portfolio. For additional information regarding the redevelopment of 3100 Clarendon Boulevard, please refer to the Financing and Capital Activity section of Financial Highlights.

(4)	For additional information on acquisitions and dispositions completed during the last year, value-add properties and redevelopments, please refer to pages 37, 38 and 39, respectively.
(5)
Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data. Redevelopments commenced during the previous twelve months are deducted from the previous period data.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	December 31, 2014
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	189	59.0%	0.9%	(4.4)%	(1.9)%
Leases executed for spaces excluded from analysis (5)	132	41.0%

	Twelve Months Ended
	December 31, 2014
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	1,245	58.8%	5.8%	2.8%	7.2%
Leases executed for spaces excluded from analysis (5)	870	41.2%

(1)
The population analyzed consists of consolidated office leases executed during the period with lease terms greater than one year. Retail leases, as well as leases associated with storage spaces, management offices, and unconsolidated joint venture assets, were excluded from this analysis.

(2)	For the purposes of this analysis, the cash rents last in effect for the previous leases were compared to the initial cash rents of the new leases in order to calculate the percentage change.
(3)
For the purposes of this analysis, the accrual basis rents for the previous leases were compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such accrual basis rents is used for the purposes of this analysis.

(4)
For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon the historical usage patterns of tenant improvement allowances by the Company's tenants.

(5)
Represents leases signed at our consolidated office assets that do not qualify for inclusion in the analysis primarily because the spaces for which the new leases were signed had been vacant for greater than one year.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of December 31, 2014
(in thousands)

Expiration Year	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Vacant	$—	—	2,643	12.3
2015 (2)	20,438	3.5	685	3.2
2016 (3)	32,320	5.6	1,146	5.3
2017	58,493	10.0	1,363	6.4
2018	52,912	9.1	1,673	7.8
2019	74,810	12.8	2,537	11.8
2020	49,808	8.5	1,814	8.5
2021	38,988	6.7	1,293	6.0
2022	31,524	5.4	1,054	4.9
2023	29,883	5.1	1,061	4.9
2024	46,751	8.0	1,518	7.1
2025	23,766	4.1	896	4.2
2026	17,051	2.9	697	3.2
2027	57,241	9.8	1,412	6.6
Thereafter	49,292	8.5	1,679	7.8
Total / Weighted Average	$583,277	100.0	21,471	100.0

Average Lease Term Remaining
12/31/2014	7.1 years
12/31/2013	7.1 years

(1)
Annualized rental income associated with each newly executed lease for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with each such new lease is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.

(2)	Includes leases with an expiration date of December 31, 2014 aggregating 44,000 square feet and Annualized Lease Revenue of $866 thousand.
(3)
Leases and other revenue-producing agreements on a month-to-month basis, aggregating 7,000 square feet and Annualized Lease Revenue of $0.4 million, are assigned a lease expiration date of a year and a day beyond the period end date.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of December 31, 2014
(in thousands)

	Q1 2015 (1)		Q2 2015		Q3 2015		Q4 2015
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	29	$535	—	$—	—	$—	—	$—
Austin	—	—	—	—	—	—	—	—
Boston	—	—	—	—	18	371	—	—
Central & South Florida	19	451	13	310	—	—	4	91
Chicago	36	528	24	788	140	4,195	10	298
Dallas	34	934	5	128	26	693	19	424
Detroit	—	—	39	1,048	—	—	22	435
Houston	—	—	—	—	—	—	—	—
Los Angeles	—	—	—	—	—	—	—	—
Minneapolis	17	465	5	148	23	840	7	237
Nashville	—	—	—	—	—	—	—	—
New York	3	101	23	759	3	344	6	189
Philadelphia	—	—	—	—	—	—	—	—
Phoenix	—	—	—	—	—	—	—	—
Washington, D.C.	14	379	47	2,569	61	2,525	22	1,136
Other	10	212	—	—	—	—	6	32
Total / Weighted Average (3)	162	$3,605	156	$5,750	271	$8,968	96	$2,842

(1)	Includes leases with an expiration date of December 31, 2014 aggregating 44,000 square feet and expiring lease revenue of $892 thousand. No such adjustments are made to other periods presented.
(2)	Expiring lease revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of December 31, 2014
(in thousands)

	12/31/2015 (1)		12/31/2016		12/31/2017		12/31/2018		12/31/2019
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	29	$535	19	$372	45	$1,086	110	$2,295	445	$10,515
Austin	—	—	195	6,499	—	—	—	—	—	—
Boston	18	371	3	243	98	6,255	147	6,293	516	9,218
Central & South Florida	35	852	71	1,863	155	3,865	40	982	18	416
Chicago	209	5,809	79	2,456	106	9,676	626	20,368	102	3,299
Dallas	85	2,178	61	1,604	230	5,898	387	9,541	155	3,923
Detroit	61	1,484	28	654	63	1,273	8	190	229	4,610
Houston	—	—	—	—	—	2	150	5,696	—	—
Los Angeles	—	—	93	2,968	54	1,929	25	681	57	1,482
Minneapolis	52	1,689	34	1,191	48	1,565	35	1,184	151	4,162
Nashville	—	—	201	2,579	—	—	—	—	—	—
New York	35	1,393	281	9,193	66	2,056	91	2,283	683	30,865
Philadelphia	—	—	—	—	—	—	—	—	—	—
Phoenix	—	—	46	1,043	—	—	—	—	—	—
Washington, D.C.	145	6,610	35	1,655	484	24,673	38	1,573	181	6,295
Other	16	244	—	—	14	353	16	369	—	—
Total / Weighted Average (3)	685	$21,165	1,146	$32,320	1,363	$58,631	1,673	$51,455	2,537	$74,785

(1)	Includes leases with an expiration date of December 31, 2014 aggregating 44,000 square feet and expiring lease revenue of $892 thousand. No such adjustments are made to other periods presented.
(2)	Expiring lease revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 29 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Capital Expenditures & Commitments
For the quarter ended December 31, 2014
Unaudited (in thousands)

	For the Three Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Non-incremental
Building / construction / development	$1,657	$6,135	$3,734	$720	$11,372
Tenant improvements	10,420	18,209	18,276	11,531	24,798
Leasing costs	1,691	6,546	4,141	1,570	6,815
Total non-incremental	13,768	30,890	26,151	13,821	42,985
Incremental
Building / construction / development	23,172	23,390	12,465	6,776	8,418
Tenant improvements	11,455	7,802	8,394	7,627	10,181
Leasing costs	4,596	2,400	2,824	2,386	2,747
Total incremental	39,223	33,592	23,683	16,789	21,346
Total capital expenditures	$52,991	$64,482	$49,834	$30,610	$64,331

Non-incremental tenant improvement commitments (1)
Non-incremental tenant improvement commitments outstanding as of September 30, 2014		$63,393
New non-incremental tenant improvement commitments related to leases executed during period		2,621
Non-incremental tenant improvement expenditures	(10,420)
Less: Tenant improvement expenditures fulfilled through accrued liabilities already presented on Piedmont's balance sheet, expired commitments or other adjustments	(9,390)
Non-incremental tenant improvement commitments fulfilled, expired or other adjustments		(19,810)
Total as of December 31, 2014		$46,204

NOTE:	The information presented on this page is for all consolidated assets.
(1)
Commitments are unexpired contractual non-incremental tenant improvement obligations for leases executed in current and prior periods that have not yet been incurred, are due over the next five years, and have not otherwise been presented on Piedmont's financial statements. The four largest commitments total approximately $29.9 million, or 65% of the total outstanding commitments.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commissions

	For the Three Months Ended December 31, 2014	For the Twelve Months Ended December 31, 2014		For the Year Ended
				2013	2012		2011
Renewal Leases
Number of leases	10	56		56	45		48
Square feet	156,657	959,424		2,376,177	1,150,934		2,280,329
Tenant improvements per square foot (1)	$2.59	$19.02		$14.24	$19.12		$33.29
Leasing commissions per square foot	$2.70	$8.33		$4.66	$6.64		$9.97
Total per square foot	$5.29	$27.35		$18.90	$25.76		$43.26
Tenant improvements per square foot per year of lease term	$0.53	$2.97		$1.88	$2.90		$3.93
Leasing commissions per square foot per year of lease term	$0.56	$1.30		$0.62	$1.01		$1.18
Total per square foot per year of lease term	$1.09	$4.27	(2)	$2.50	$3.91	(3)	$5.11	(3)
New Leases (4)
Number of leases	20	98		87	92		76
Square feet	163,214	1,142,743		1,050,428	1,765,510		1,588,271
Tenant improvements per square foot (1)	$46.31	$34.46		$35.74	$47.64		$41.21
Leasing commissions per square foot	$16.18	$15.19		$12.94	$18.49		$15.38
Total per square foot	$62.49	$49.65		$48.68	$66.13		$56.59
Tenant improvements per square foot per year of lease term	$5.00	$3.78		$4.17	$4.30		$4.19
Leasing commissions per square foot per year of lease term	$1.75	$1.66		$1.51	$1.67		$1.57
Total per square foot per year of lease term	$6.75	$5.44		$5.68	$5.97		$5.76
Total
Number of leases	30	154		143	137		124
Square feet	319,871	2,102,167		3,426,605	2,916,444		3,868,600
Tenant improvements per square foot (1)	$24.90	$27.41		$20.83	$36.39		$36.54
Leasing commissions per square foot	$9.58	$12.06		$7.20	$13.81		$12.19
Total per square foot	$34.48	$39.47		$28.03	$50.20		$48.73
Tenant improvements per square foot per year of lease term	$3.51	$3.48		$2.64	$3.91		$4.05
Leasing commissions per square foot per year of lease term	$1.35	$1.53		$0.91	$1.48		$1.35
Total per square foot per year of lease term	$4.86	$5.01	(2)	$3.55	$5.39		$5.40

NOTE:	This information is presented for our consolidated office assets only and excludes activity associated with storage and licensed spaces.
(1)
For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon the historical usage patterns of tenant improvement allowances by the Company's tenants.

(2)
During 2014, we completed one large, 15-year lease renewal and expansion with a significant capital commitment: Jones Lang LaSalle at Aon Center in Chicago, IL. If the costs associated with this lease were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases and total leases completed during the twelve months ended December 31, 2014 would be $2.12 and $4.47, respectively.

(3)
During 2011, we completed two large, 15-year lease renewals with significant capital commitments: NASA at Two Independence Square in Washington, D.C. and GE at 500 West Monroe Street in Chicago, IL. If the costs associated with these renewals were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases in 2011 would be $2.80. During 2012, we completed one large, long-term lease renewal with an above-average capital commitment with US Bancorp at US Bancorp Center in Minneapolis, MN. If the costs associated with this renewal were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases in 2012 would be $2.73.

(4)
Since 2010, Piedmont has selectively employed a value-add strategy for new property acquisitions. Piedmont defines value-add properties as those acquired with low occupancies at attractive bases with earnings growth and value appreciation potential achievable through leasing up such assets to stabilized occupancies. Because value-add properties often have large vacancies, many of which have not previously been leased (first generation spaces), the leasing of those vacancies negatively affects Piedmont’s contractual tenant improvements on a per foot and a per foot per year basis for new leases.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of December 31, 2014
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Chicago	6	$132,861	22.8	4,833	22.5	3,932	81.4
Washington, D.C.	12	92,822	15.9	3,035	14.1	1,996	65.8
New York	6	81,711	14.0	2,434	11.4	2,308	94.8
Dallas	10	44,628	7.7	1,906	8.9	1,873	98.3
Minneapolis	4	44,192	7.6	1,617	7.5	1,437	88.9
Boston	8	40,940	7.0	1,476	6.9	1,476	100.0
Atlanta	7	30,997	5.3	1,446	6.7	1,263	87.3
Los Angeles	4	30,335	5.2	1,010	4.7	988	97.8
Detroit	3	17,628	3.0	817	3.8	738	90.3
Philadelphia	1	17,613	3.0	801	3.7	801	100.0
Central & South Florida	4	11,088	1.9	473	2.2	459	97.0
Houston	1	10,583	1.8	313	1.5	313	100.0
Nashville	2	10,384	1.8	513	2.4	513	100.0
Phoenix	3	8,238	1.4	432	2.0	395	91.4
Austin	1	6,499	1.1	195	0.9	195	100.0
Other	2	2,758	0.5	170	0.8	141	82.9
Total / Weighted Average	74	$583,277	100.0	21,471	100.0	18,828	87.7

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of December 31, 2014
(square footage in thousands)

		CBD / URBAN INFILL				SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Chicago	IL	2	18.2	3,706	17.3	4	4.6	1,127	5.2	6	22.8	4,833	22.5
Washington, D.C.	DC, VA, MD	9	15.4	2,696	12.6	3	0.5	339	1.5	12	15.9	3,035	14.1
New York	NY, NJ	1	7.3	1,028	4.8	5	6.7	1,406	6.6	6	14.0	2,434	11.4
Dallas	TX	1	1.1	262	1.2	9	6.6	1,644	7.7	10	7.7	1,906	8.9
Minneapolis	MN	1	4.4	932	4.3	3	3.2	685	3.2	4	7.6	1,617	7.5
Boston	MA	2	2.2	173	0.8	6	4.8	1,303	6.1	8	7.0	1,476	6.9
Atlanta	GA	3	4.1	960	4.5	4	1.2	486	2.2	7	5.3	1,446	6.7
Los Angeles	CA	3	4.6	876	4.1	1	0.6	134	0.6	4	5.2	1,010	4.7
Detroit	MI	1	1.9	487	2.3	2	1.1	330	1.5	3	3.0	817	3.8
Philadelphia	PA	1	3.0	801	3.7	—	—	—	—	1	3.0	801	3.7
Central & South Florida	FL	—	—	—	—	4	1.9	473	2.2	4	1.9	473	2.2
Houston	TX	—	—	—	—	1	1.8	313	1.5	1	1.8	313	1.5
Nashville	TN	1	1.3	312	1.5	1	0.5	201	0.9	2	1.8	513	2.4
Phoenix	AZ	—	—	—	—	3	1.4	432	2.0	3	1.4	432	2.0
Austin	TX	—	—	—	—	1	1.1	195	0.9	1	1.1	195	0.9
Other		—	—	—	—	2	0.5	170	0.8	2	0.5	170	0.8
Total / Weighted Average		25	63.5	12,233	57.1	49	36.5	9,238	42.9	74	100.0	21,471	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of December 31, 2014
($ and square footage in thousands)

				Percentage of
	Number of	Percentage of Total	Annualized Lease	Annualized Lease	Leased Square	Percentage of Leased
Industry	Tenants	Tenants (%)	Revenue	Revenue (%)	Footage	Square Footage (%)
Governmental Entity	5	1.0	$79,053	13.6	1,702	9.0
Business Services	86	16.4	61,222	10.5	2,312	12.3
Depository Institutions	17	3.2	45,985	7.9	1,619	8.6
Engineering, Accounting, Research, Management & Related Services	42	8.0	43,328	7.4	1,197	6.4
Nondepository Credit Institutions	17	3.2	38,685	6.6	1,308	6.9
Insurance Agents, Brokers & Services	18	3.5	38,524	6.6	1,335	7.1
Insurance Carriers	24	4.6	32,135	5.5	1,289	6.8
Communications	36	6.9	23,043	4.0	732	3.9
Security & Commodity Brokers, Dealers, Exchanges & Services	29	5.5	22,375	3.8	778	4.1
Real Estate	19	3.6	15,117	2.6	465	2.5
Educational Services	8	1.5	14,586	2.5	395	2.1
Automotive Repair, Services & Parking	5	1.0	13,577	2.3	49	0.3
Food & Kindred Products	3	0.6	12,465	2.1	408	2.2
Electronic & Other Electrical Equipment & Components, Except Computer	10	1.9	12,131	2.1	428	2.3
Legal Services	21	4.0	11,707	2.0	343	1.8
Other	184	35.1	119,344	20.5	4,468	23.7
Total	524	100.0	$583,277	100.0	18,828	100.0

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of December 31, 2014
($ and square footage in thousands)

Acquisitions Over Previous Eighteen Months

Property		Location	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
Royal Lane Land		Irving, TX	8/1/2013	100	N/A	$2,600	N/A	N/A
5301 Maryland Way	(1)	Brentwood, TN	8/12/2013	100	1989	18,500	201	100
4685 Investment Drive	(1)	Troy, MI	8/12/2013	100	2000	10,000	77	100
2020 West 89th Street	(1)	Leawood, KS	8/12/2013	100	1992	4,250	68	85
6565 North MacArthur Boulevard		Irving, TX	12/5/2013	100	1998	46,600	260	93
One Lincoln Park		Dallas, TX	12/20/2013	100	1999	56,654	262	79
161 Corporate Center		Irving, TX	12/30/2013	100	1998	16,000	105	91
5 Wall Street		Burlington, MA	6/27/2014	100	2008	62,498	182	100
1155 Perimeter Center West		Atlanta, GA	8/28/2014	100	2000	80,750	377	100
TownPark Land		Lake Mary, FL	11/21/2014	100	N/A	7,700	N/A	N/A
						$305,552	1,532	94

Dispositions Over Previous Eighteen Months

Property	Location	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
350 Spectrum Loop	Colorado Springs, CO	11/1/2013	100	2001	$30,050	156	100
8700 South Price Road	Tempe, AZ	12/30/2013	100	2000	21,500	132	100
11107 Sunset Hills Road	Reston, VA	3/19/2014	100	1985	20,000	101	100
11109 Sunset Hills Road	Reston, VA	3/19/2014	100	1984	2,600	41	—
1441 West Long Lake Road	Troy, MI	4/30/2014	100	1999	7,850	108	88
4685 Investment Drive	Troy, MI	4/30/2014	100	2000	11,500	77	100
2020 West 89th Street	Leawood, KS	5/19/2014	100	1992	5,800	68	90
Two Park Center (2)	Hoffman Estates, IL	5/29/2014	72	1999	8,825	194	—
					$108,125	877	76

Acquisitions Subsequent to Quarter End

Property	Location	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
Park Place on Turtle Creek	Dallas, TX	1/16/2015	100	1986	$46,600	177	88

Dispositions Subsequent to Quarter End

Property	Location	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
3900 Dallas Parkway	Plano, TX	1/30/2015	100	1999	$26,167	120	100

(1)
Piedmont purchased its joint venture partner's equity interest in the asset. The gross value of the asset agreed upon by the partners for the buyout is presented on this schedule as the purchase price. The additional capital invested across the three assets included in the buyout transaction amounted to $14.7 million.

(2)
The sale price and rentable square footage presented are gross figures and have not been adjusted for Piedmont's ownership percentage. Total Percent Leased at Disposition for dispositions completed during the previous eighteen months includes this property at Piedmont's pro rata share of ownership.

Piedmont Office Realty Trust, Inc.
Value-Add Activity
As of December 31, 2014
($ and square footage in thousands)

Presented below are properties that were acquired employing a value-add strategy. Once a property acquired under a value-add strategy reaches 80% leased, it is deemed stabilized for the purposes of supplemental reporting and will be removed from the value-add classification.

Value-Add Properties

Property		Location	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Current Percent Leased (%)	Percent Leased at Acquisition (%)	Real Estate Gross Book Value	Estimated Cost to Stabilize (per VACANT square foot)
Suwanee Gateway One		Suwanee, GA	9/28/2010	100	2008	$7,875	142	—	—	$7,953	$40 - 60
500 West Monroe Street	(1)	Chicago, IL	3/31/2011	100	1991	227,500	967	73	49	240,588	$60 - 90
5301 Maryland Way	(2)	Brentwood, TN	8/12/2013	100	1989	18,500	201	100	100	15,457	$50 - 75
						$253,875	1,310	69	51	$263,998

Properties Removed From Value-Add Classification This Year

Property		Location	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Current Percent Leased (%)	Percent Leased at Acquisition (%)	Real Estate Gross Book Value
The Medici	(3)	Atlanta, GA	6/7/2011	100	2008	$13,210	156	88	12	$17,342
400 TownPark		Lake Mary, FL	11/10/2011	100	2008	$23,865	176	98	19	$24,821

Sold Properties That Were Acquired Under Value-Add Strategy

Property	Location	Disposition Date	Acquisition Date	Percent Ownership (%)	Year Built	Rentable Square Footage	Sale Price	Purchase Price	Percent Leased at Disposition (%)	Percent Leased at Acquisition (%)
1200 Enclave Parkway	Houston, TX	5/1/2013	3/30/2011	100	1999	150	$48,750	$18,500	100	18

(1)
The investment in this property was converted from a structured finance investment to an owned real estate asset through a UCC foreclosure of an equity ownership interest on March 31, 2011. The purchase price presented represents the estimated fair value of the real estate assets comprising the property as of the date of the transaction. The percent leased at acquisition reflects the space leased by Marsh USA as vacant, as the tenant had already announced plans to vacate prior to Piedmont's assumption of ownership of the asset.

(2)
While the property was 100% leased at acquisition, it is anticipated that the single-tenant building will become vacant at the end of the current lease term and the building will have to be re-leased on a multi-tenant basis. For this reason, the building was acquired as a value-add property. Piedmont purchased its joint venture partner's equity interest in the asset. The gross value of the asset agreed upon by the partners for the buyout is presented on this schedule as the purchase price.

(3)	The percent leased at acquisition reflects the space leased by BV Card Assets as vacant, as the tenant had already announced plans to vacate prior to Piedmont's acquisition of the property.

Piedmont Office Realty Trust, Inc.
Other Investments
As of December 31, 2014
($ and square footage in thousands)

Unconsolidated Joint Venture Properties

Property	Location	Percent Ownership (%)	Year Built	Piedmont Share of Real Estate Net Book Value	Real Estate Net Book Value	Rentable Square Footage	Percent Leased (%)
8560 Upland Drive	Parker, CO	72	2001	$7,165	$9,967	148.6	100
				$7,165	$9,967	148.6	100

Land Parcels

Property	Location	Adjacent Piedmont Property	Acres	Real Estate Book Value
Gavitello	Atlanta, GA	The Medici	2.0	$2,500
Glenridge Highlands Three	Atlanta, GA	Glenridge Highlands Two	3.0	1,725
State Highway 161	Irving, TX	Las Colinas Corporate Center II	4.5	3,320
Royal Lane	Irving, TX	6011, 6021 and 6031 Connection Drive	10.6	2,628
TownPark	Lake Mary, FL	400 TownPark	25.2	7,888
			45.3	$18,061

Development and Redevelopment

Property	Location	Adjacent Piedmont Property	Construction Type	Targeted Completion Date	Anticipated Stabilization Date	Percent Leased (%)	Square Feet	Current Basis (Accrual)	Capital Expended (Cash)	Estimated Additional Capital Required (3) (Cash)
Enclave Place	Houston, TX	1430 Enclave Parkway	Development	Q3 2015	Q4 2016	N/A	300.9	$34,852	$25,921	$59 to $64 million
3100 Clarendon Boulevard (1)	Arlington, VA	Not Applicable	Redevelopment	Q2 2015 (2)	Q4 2016	10	252.0	69,237	14,366	$40 to $42 million
							552.9	$104,089	$40,287	$99 to $106 million

(1)
The Current Basis presented is that of the office portion of the property only. The retail portion of the property remains in service and retail tenants will remain in occupancy during the redevelopment.

(2)
The redevelopment of the office tower is anticipated to be completed during the first several months of 2015; the retail portion of the redevelopment is anticipated to be completed during the first half of 2015.

(3)	Amount includes anticipated development costs as well as estimated lease-up costs.

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included in this section are management's statements regarding certain non-GAAP financial measures provided in this supplemental report and reasons why management believes that these measures provide useful information to investors about the Company's financial condition and results of operations. Reconciliations of these non-GAAP measures are included beginning on page 42.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes our unconsolidated joint venture interests.

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization. We believe EBITDA is an appropriate measure of our ability to incur and service debt. EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate EBITDA differently and our calculation should not be compared to that of other REITs.

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross assets is defined as total assets with the add back of accumulated depreciation and accumulated amortization related to real estate assets.

Gross Real Estate Assets: Gross real estate assets is defined as total real estate assets with the add back of accumulated depreciation and accumulated amortization related to real estate assets.

Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are included in this measure.

NOI from Unconsolidated Joint Ventures: NOI from Unconsolidated Joint Ventures is defined as Property NOI attributable to our interests in properties owned through unconsolidated partnerships. We present this measure on an accrual basis and a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. NOI from Unconsolidated Joint Ventures is a non-GAAP measure and therefore may not be comparable to similarly defined data provided by other REITs.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of net operating income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.

Same Store Properties: Same Store Properties is defined as properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store Properties excludes unconsolidated joint venture assets. We believe Same Store Properties is an important measure of comparison of our stabilized portfolio performance.

Piedmont Office Realty Trust, Inc.
Research Coverage

Equity Research Coverage

Paul E. Adornato, CFA	Barry Oxford	Jed Reagan	Anthony Paolone, CFA
BMO Capital Markets	D.A. Davidson & Company	Green Street Advisors	JP Morgan
3 Times Square, 26th Floor	260 Madison Avenue, 8th Floor	660 Newport Center Drive, Suite 800	383 Madison Avenue
New York, NY 10036	New York, NY 10016	Newport Beach, CA 92660	34th Floor
Phone: (212) 885-4170	Phone: (212) 240-9871	Phone: (949) 640-8780	New York, NY 10179
Phone: (212) 622-6682

Vance H. Edelson	Steve Manaker, CFA	Michael J. Salinsky	David Rodgers, CFA
Morgan Stanley	Oppenheimer & Co.	RBC Capital Markets	Robert W. Baird & Co.
1585 Broadway, 38th Floor	85 Broad Street	Arbor Court	200 Public Square
New York, NY 10036	New York, NY 10004	30575 Bainbridge Road, Suite 250	Suite 1650
Phone: (212) 761-0078	Phone: (212) 667-5950	Solon, OH 44139	Cleveland, OH 44139
		Phone: (440) 715-2648	Phone: (216) 737-7341

John W. Guinee, III	Michael Lewis, CFA	Brendan Maiorana
Erin Aslakson	SunTrust Robinson Humphrey	Wells Fargo
Stifel, Nicolaus & Company	711 Fifth Avenue, 14th Floor	7 St. Paul Street
One South Street	New York, NY 10022	MAC R1230-011
16th Floor	Phone: (212) 319-5659	Baltimore, MD 21202
Baltimore, MD 21202		Phone: (443) 263-6516
Phone: (443) 224-1307

Fixed Income Research Coverage

Mark S. Streeter, CFA
JP Morgan
383 Madison Avenue
3rd Floor
New York, NY 10179
Phone: (212) 834-5086

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended					Twelve Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013	12/31/2014	12/31/2013

Net income attributable to Piedmont	$12,514	$9,162	$12,279	$9,393	$29,623	$43,348	$98,728
Depreciation	35,365	35,286	34,119	33,727	32,233	138,497	124,138
Amortization	14,188	14,248	13,608	14,804	11,511	56,848	46,020
Impairment loss	—	—	—	—	5,644	—	12,046
Loss / (gain) on sale of properties	8	—	(2,275)	106	(15,034)	(2,161)	(31,292)
Loss / (gain) on consolidation	—	—	—	—	—	—	898
Funds from operations	62,075	58,696	57,731	58,030	63,977	236,532	250,538
Adjustments:
Acquisition costs	21	110	363	66	389	560	1,763
Net (recoveries) / loss from casualty events and litigation settlements	(2,478)	8	(1,480)	(3,042)	(4,500)	(6,992)	(11,828)
Core funds from operations	59,618	58,814	56,614	55,054	59,866	230,100	240,473
Adjustments:
Deferred financing cost amortization	627	598	615	863	676	2,703	2,587
Amortization of note payable step-up	(120)	(120)	(6)	—	—	(246)	—
Amortization of discount on senior notes	47	47	47	34	30	175	77
Depreciation of non real estate assets	138	141	115	114	106	508	406
Straight-line effects of lease revenue	(5,171)	(6,780)	(7,758)	(9,412)	(3,442)	(29,121)	(18,097)
Stock-based and other non-cash compensation expense	929	1,139	1,271	636	101	3,975	1,590
Amortization of lease-related intangibles	(1,074)	(1,010)	(1,279)	(1,364)	(1,211)	(4,727)	(5,278)
Acquisition costs	(21)	(110)	(363)	(66)	(389)	(560)	(1,763)
Non-incremental capital expenditures	(13,768)	(30,890)	(26,151)	(13,821)	(42,985)	(84,630)	(102,977)
Adjusted funds from operations	$41,205	$21,829	$23,105	$32,038	$12,752	$118,177	$117,018

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended					Twelve Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013	12/31/2014	12/31/2013

Net income attributable to Piedmont	$12,514	$9,162	$12,279	$9,393	$29,623	$43,348	$98,728
Net income attributable to noncontrolling interest	3	4	4	4	3	15	15
Interest expense	18,854	18,654	18,012	18,926	19,651	74,446	73,583
Depreciation	35,503	35,427	34,234	33,841	32,340	139,004	124,545
Amortization	14,188	14,248	13,608	14,804	11,511	56,848	46,020
Acquisition costs	21	110	363	66	389	560	1,763
Impairment loss	—	—	—	—	5,644	—	12,046
Net (recoveries) / loss from casualty events and litigation settlements	(2,478)	8	(1,480)	(3,042)	(4,500)	(6,992)	(11,828)
Loss / (gain) on sale of properties	8	—	(2,275)	106	(15,034)	(2,161)	(31,292)
Loss / (gain) on consolidation	—	—	—	—	—	—	898
Core EBITDA	78,613	77,613	74,745	74,098	79,627	305,068	314,478
General & administrative expenses	6,313	5,808	7,159	4,582	5,076	23,863	22,016
Management fee revenue	(272)	(299)	(281)	(259)	17	(1,110)	(1,231)
Other (income) / expense	(15)	21	3	30	3	39	563
Straight-line effects of lease revenue	(5,171)	(6,780)	(7,758)	(9,412)	(3,442)	(29,121)	(18,097)
Amortization of lease-related intangibles	(1,074)	(1,010)	(1,279)	(1,364)	(1,211)	(4,727)	(5,278)
Property net operating income (cash basis)	78,394	75,353	72,589	67,675	80,070	294,012	312,451
Deduct net operating (income) / loss from:
Acquisitions	(8,063)	(6,887)	(5,808)	(5,377)	(4,038)	(26,136)	(14,659)
Dispositions	44	(6)	(590)	(927)	(1,214)	(1,478)	(5,087)
Other investments	(276)	(213)	90	383	(2,251)	(18)	(9,791)
Same store net operating income (cash basis)	$70,099	$68,247	$66,281	$61,754	$72,567	$266,380	$282,914

Piedmont Office Realty Trust, Inc.
Unconsolidated Joint Venture Net Operating Income Reconciliations
Pro rata and unaudited (in thousands)

	Three Months Ended					Twelve Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013	12/31/2014	12/31/2013

Equity in income of unconsolidated joint ventures	$160	$89	$(333)	$(266)	$(4,280)	$(350)	$(3,676)

Interest expense	—	—	—	—	—	—	—

Depreciation	61	61	90	114	150	325	979

Amortization	16	13	8	8	34	46	159

Impairment loss	—	—	—	—	4,402	—	4,402

Loss / (gain) on sale of properties	—	—	169	—	—	169	—

Core EBITDA	237	163	(66)	(144)	306	190	1,864

General and administrative expenses	6	2	12	24	(128)	44	132

Other (income) / expense	—	—	—	—	—	—	—

Property net operating income (accrual basis)	243	165	(54)	(120)	178	234	1,996

Straight-line effects of lease revenue	(8)	(7)	(6)	(6)	(3)	(28)	(104)

Amortization of lease-related intangibles	—	—	—	—	—	—	—

Property net operating income (cash basis)	$235	$158	$(60)	$(126)	$175	$206	$1,892

Piedmont Office Realty Trust, Inc.
Discontinued Operations
Unaudited (in thousands)

	Three Months Ended					Twelve Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013	12/31/2014	12/31/2013
Revenues:
Rental income	$—	$—	$191	$1,174	$1,888	$1,365	$9,260
Tenant reimbursements	(1)	12	2	112	146	125	1,069
Property management fee revenue	—	—	1	—	—	1	—
Other rental income	—	—	—	—	—	—	—
	(1)	12	194	1,286	2,034	1,491	10,329
Expenses:
Property operating costs	40	3	(323)	505	748	225	4,100
Depreciation	—	—	—	83	498	83	2,585
Amortization	—	—	—	223	281	223	770
General and administrative	1	(7)	3	3	1	—	4
	41	(4)	(320)	814	1,528	531	7,459
Other income / (expense):
Interest expense	—	—	—	—	—	—	—
Other income / (expense)	—	—	—	(6)	—	(6)	10
Net recoveries / (loss) from casualty events and litigation settlements	—	—	—	—	—	—	17
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—
	—	—	—	(6)	—	(6)	27

Operating income, excluding impairment loss and gain / (loss) on sale	(42)	16	514	466	506	954	2,897

Impairment loss	—	—	—	—	(1,242)	—	(7,644)
Gain / (loss) on sale of properties	—	—	1,304	(106)	15,034	1,198	31,292

Income from discontinued operations	$(42)	$16	$1,818	$360	$14,298	$2,152	$26,545

Piedmont Office Realty Trust, Inc.
Property Detail
As of December 31, 2014
(in thousands)

Property	City	State	Percent Ownership	Year Built	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (1)	Annualized Lease Revenue

Atlanta
11695 Johns Creek Parkway	Johns Creek	GA	100.0%	2001	101	87.1%	87.1%	87.1%	$1,757
3750 Brookside Parkway	Alpharetta	GA	100.0%	2001	105	91.4%	91.4%	91.4%	1,759
Glenridge Highlands Two	Atlanta	GA	100.0%	2000	427	100.0%	88.8%	86.2%	11,664
Suwanee Gateway One	Suwanee	GA	100.0%	2008	142	—%	—%	—%	—
The Dupree	Atlanta	GA	100.0%	1997	138	100.0%	100.0%	89.1%	3,276
The Medici	Atlanta	GA	100.0%	2008	156	87.8%	83.3%	56.4%	3,540
1155 Perimeter Center West	Atlanta	GA	100.0%	2000	377	100.0%	100.0%	96.3%	9,001
Metropolitan Area Subtotal / Weighted Average					1,446	87.3%	83.5%	77.9%	30,997
Austin
Braker Pointe III	Austin	TX	100.0%	2001	195	100.0%	100.0%	100.0%	6,499
Metropolitan Area Subtotal / Weighted Average					195	100.0%	100.0%	100.0%	6,499
Boston
1200 Crown Colony Drive	Quincy	MA	100.0%	1990	235	100.0%	100.0%	100.0%	4,188
90 Central Street	Boxborough	MA	100.0%	2001	175	100.0%	100.0%	100.0%	3,635
1414 Massachusetts Avenue	Cambridge	MA	100.0%	1873	78	100.0%	100.0%	100.0%	4,754
One Brattle Square	Cambridge	MA	100.0%	1991	95	100.0%	100.0%	100.0%	7,921
225 Presidential Way	Woburn	MA	100.0%	2001	202	100.0%	100.0%	100.0%	2,885
235 Presidential Way	Woburn	MA	100.0%	2000	238	100.0%	100.0%	100.0%	3,386
5 & 15 Wayside Road	Burlington	MA	100.0%	1999 / 2001	271	100.0%	100.0%	100.0%	7,989
5 Wall Street	Burlington	MA	100.0%	2008	182	100.0%	100.0%	100.0%	6,182
Metropolitan Area Subtotal / Weighted Average					1,476	100.0%	100.0%	100.0%	40,940
Chicago
Windy Point I	Schaumburg	IL	100.0%	1999	187	100.0%	100.0%	100.0%	5,620
Windy Point II	Schaumburg	IL	100.0%	2001	301	100.0%	83.1%	83.1%	7,394
Aon Center	Chicago	IL	100.0%	1972	2,739	80.1%	78.9%	75.7%	77,225
Two Pierce Place	Itasca	IL	100.0%	1991	486	88.5%	88.5%	88.5%	11,214
2300 Cabot Drive	Lisle	IL	100.0%	1998	153	77.1%	77.1%	64.1%	2,723
500 West Monroe Street	Chicago	IL	100.0%	1991	967	72.5%	63.3%	50.7%	28,685
Metropolitan Area Subtotal / Weighted Average					4,833	81.4%	77.8%	73.0%	132,861
Cleveland
Eastpoint I	Mayfield Heights	OH	100.0%	2000	85	70.6%	70.6%	1.2%	1,119
Eastpoint II	Mayfield Heights	OH	100.0%	2000	85	95.3%	95.3%	80.0%	1,639
Metropolitan Area Subtotal / Weighted Average					170	82.9%	82.9%	40.6%	2,758

Property	City	State	Percent Ownership	Year Built	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (1)	Annualized Lease Revenue

Dallas
3900 Dallas Parkway	Plano	TX	100.0%	1999	120	100.0%	100.0%	100.0%	3,249
5601 Headquarters Drive	Plano	TX	100.0%	2001	166	100.0%	100.0%	100.0%	2,456
6031 Connection Drive	Irving	TX	100.0%	1999	232	100.0%	100.0%	100.0%	5,667
6021 Connection Drive	Irving	TX	100.0%	2000	222	100.0%	100.0%	6.8%	5,362
6011 Connection Drive	Irving	TX	100.0%	1999	152	100.0%	100.0%	100.0%	3,637
Las Colinas Corporate Center I	Irving	TX	100.0%	1998	159	99.4%	99.4%	99.4%	3,566
Las Colinas Corporate Center II	Irving	TX	100.0%	1998	228	99.1%	99.1%	97.4%	5,104
6565 North MacArthur Boulevard	Irving	TX	100.0%	1998	260	96.9%	92.3%	92.3%	6,587
One Lincoln Park	Dallas	TX	100.0%	1999	262	91.6%	87.8%	80.2%	6,458
161 Corporate Center	Irving	TX	100.0%	1998	105	100.0%	100.0%	100.0%	2,542
Metropolitan Area Subtotal / Weighted Average					1,906	98.3%	97.1%	85.0%	44,628
Detroit
150 West Jefferson	Detroit	MI	100.0%	1989	487	83.8%	73.7%	70.6%	11,074
Auburn Hills Corporate Center	Auburn Hills	MI	100.0%	2001	120	100.0%	100.0%	100.0%	2,326
1075 West Entrance Drive	Auburn Hills	MI	100.0%	2001	210	100.0%	100.0%	100.0%	4,228
Metropolitan Area Subtotal / Weighted Average					817	90.3%	84.3%	82.5%	17,628
Central & South Florida
Sarasota Commerce Center II	Sarasota	FL	100.0%	1999	149	93.3%	93.3%	93.3%	3,185
5601 Hiatus Road	Tamarac	FL	100.0%	2001	100	100.0%	100.0%	100.0%	2,584
2001 NW 64th Street	Ft. Lauderdale	FL	100.0%	2001	48	100.0%	100.0%	100.0%	1,211
400 TownPark	Lake Mary	FL	100.0%	2008	176	97.7%	50.0%	50.0%	4,108
Metropolitan Area Subtotal / Weighted Average					473	97.0%	79.3%	79.3%	11,088
Houston
1430 Enclave Parkway	Houston	TX	100.0%	1994	313	100.0%	100.0%	100.0%	10,583
Metropolitan Area Subtotal / Weighted Average					313	100.0%	100.0%	100.0%	10,583
Los Angeles
800 North Brand Boulevard	Glendale	CA	100.0%	1990	527	99.2%	99.2%	90.5%	16,457
1055 East Colorado Boulevard	Pasadena	CA	100.0%	2001	176	97.2%	97.2%	47.2%	5,956
Fairway Center II	Brea	CA	100.0%	2002	134	100.0%	100.0%	100.0%	3,788
1901 Main Street	Irvine	CA	100.0%	2001	173	92.5%	92.5%	92.5%	4,134
Metropolitan Area Subtotal / Weighted Average					1,010	97.8%	97.8%	84.6%	30,335
Minneapolis
Crescent Ridge II	Minnetonka	MN	100.0%	2000	301	87.0%	87.0%	81.7%	7,456
US Bancorp Center	Minneapolis	MN	100.0%	2000	932	85.7%	85.6%	76.1%	25,840
One Meridian Crossings	Richfield	MN	100.0%	1997	195	100.0%	100.0%	100.0%	5,655
Two Meridian Crossings	Richfield	MN	100.0%	1998	189	95.8%	95.8%	93.7%	5,241
Metropolitan Area Subtotal / Weighted Average					1,617	88.9%	88.8%	82.1%	44,192

Property	City	State	Percent Ownership	Year Built	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (1)	Annualized Lease Revenue

Nashville
2120 West End Avenue	Nashville	TN	100.0%	2000	312	100.0%	100.0%	100.0%	7,805
5301 Maryland Way	Brentwood	TN	100.0%	1989	201	100.0%	100.0%	100.0%	2,579
Metropolitan Area Subtotal / Weighted Average					513	100.0%	100.0%	100.0%	10,384
New York
2 Gatehall Drive	Parsippany	NJ	100.0%	1985	405	100.0%	100.0%	100.0%	12,755
200 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	309	93.9%	93.9%	93.9%	8,117
Copper Ridge Center	Lyndhurst	NJ	100.0%	1989	268	86.6%	86.6%	86.6%	7,533
60 Broad Street	New York	NY	100.0%	1962	1,028	94.8%	93.6%	92.1%	42,345
600 Corporate Drive	Lebanon	NJ	100.0%	2005	125	100.0%	100.0%	100.0%	2,425
400 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	299	94.0%	94.0%	94.0%	8,536
Metropolitan Area Subtotal / Weighted Average					2,434	94.8%	94.3%	93.7%	81,711
Philadelphia
1901 Market Street	Philadelphia	PA	100.0%	1987	801	100.0%	100.0%	100.0%	17,613
Metropolitan Area Subtotal / Weighted Average					801	100.0%	100.0%	100.0%	17,613
Phoenix
River Corporate Center	Tempe	AZ	100.0%	1998	133	100.0%	100.0%	100.0%	2,286
Desert Canyon 300	Phoenix	AZ	100.0%	2001	149	100.0%	100.0%	100.0%	3,402
Chandler Forum	Chandler	AZ	100.0%	2003	150	75.3%	75.3%	75.3%	2,550
Metropolitan Area Subtotal / Weighted Average					432	91.4%	91.4%	91.4%	8,238
Washington, D.C.
1201 Eye Street	Washington	DC	49.5% (2)	2001	269	82.2%	82.2%	82.2%	12,504
1225 Eye Street	Washington	DC	49.5% (2)	1986	225	80.4%	76.9%	60.9%	9,359
400 Virginia Avenue	Washington	DC	100.0%	1985	224	83.5%	83.5%	83.5%	8,508
4250 North Fairfax Drive	Arlington	VA	100.0%	1998	305	36.7%	30.8%	30.8%	5,201
9211 Corporate Boulevard	Rockville	MD	100.0%	1989	115	—%	—%	—%	—
9221 Corporate Boulevard	Rockville	MD	100.0%	1989	115	100.0%	100.0%	100.0%	2,681
One Independence Square	Washington	DC	100.0%	1991	334	0.3%	0.3%	0.3%	77
9200 Corporate Boulevard	Rockville	MD	100.0%	1982	109	—%	—%	—%	—
Two Independence Square	Washington	DC	100.0%	1991	606	100.0%	100.0%	100.0%	29,338
Piedmont Pointe I	Bethesda	MD	100.0%	2007	186	68.8%	68.8%	68.8%	4,916
Piedmont Pointe II	Bethesda	MD	100.0%	2008	223	59.6%	54.7%	54.7%	5,171
Arlington Gateway (3)	Arlington	VA	100.0%	2005	324	96.3%	93.2%	91.0%	15,067
Metropolitan Area Subtotal / Weighted Average					3,035	65.8%	64.2%	62.8%	92,822

Grand Total					21,471	87.7%	85.6%	81.3%	$583,277

(1)
Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements).

(2)	Although Piedmont owns 49.5% of the asset, it is entitled to 100% of the cash flows under the terms of the property ownership entity's joint venture agreement.
(3)
The property consists of approximately 334,000 square feet; however, due to the square footages referenced in several leases, the rentable square footage is currently 324,000 square feet. As the existing leases expire, the affected spaces will be re-leased to the correct square footages.

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters.

The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: market and economic conditions remain challenging in some markets we operate in and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing our business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions; acquisitions of properties may have unknown risks and other liabilities at the time of acquisition; lease terminations or lease defaults, particularly by one of our large lead tenants; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions of the office market in general and of the specific markets in which we operate; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect us and could cause us to recognize impairment charges or otherwise impact our performance; availability of financing and our lending banks' ability to honor existing line of credit commitments; we have significant indebtedness and may not be able to meet our debt service obligations; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; we may be subject to litigation, which could have a material adverse effect on our financial condition; changes in tax laws impacting real estate investment trusts and real estate in general, as well as our ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in our most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.